Filed Pursuant to Rule 424(b)(5)
Registration No. 333-194972

The information contained in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 4, 2014

PROSPECTUS SUPPLEMENT

(to Prospectus dated May 1, 2014)

          Shares

GTT Communications, Inc.

Common Stock

We are offering                 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “GTT.” On December 3, 2014, the last recorded sale price of our common stock on the New York Stock Exchange was $13.58 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-9 of this prospectus supplement, on page 2 of the accompanying prospectus and the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to GTT Communications, Inc. before expenses	$	$

(1)	We refer you to “Underwriting” beginning on page S-41 of this prospectus supplement for additional information regarding total underwriters’ compensation.

Delivery of the shares of common stock is expected to be made on or about December     , 2014. We have granted the underwriters an option for a period of 30 days to purchase up to an additional                 shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $            , and the proceeds to us, before expenses, will be $            .

Joint Book-Running Managers

Jefferies	William Blair

Co-Managers

Pacific Crest Securities	Craig-Hallum Capital Group	Drexel Hamilton

Prospectus Supplement dated December     , 2014

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration or continuous offering process. This document contains two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated May 1, 2014, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Before investing in any of the shares being offered under this prospectus supplement and the accompanying prospectus, you should read carefully both this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference into this prospectus supplement and the accompanying prospectus as described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell or are soliciting an offer to buy shares of our common stock in any jurisdiction where such offers or sales are not permitted.

You should not assume that the information contained in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of the document or that any of the information that we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, even if this prospectus supplement or the accompanying prospectus is delivered, or if any securities are sold, on a later date. Our business, financial condition, results of operations and prospectus may have changed since those dates.

In this prospectus supplement, unless otherwise specified or the context otherwise requires, “GTT,” “we,” “us” and “our,” “our Company” or the “Company” refer to GTT Communications, Inc. and its consolidated subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including our financial statements, the notes to the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our common stock. See “Risk Factors” beginning on page S-9 of this prospectus supplement for a discussion of the risks involved in investing in our common stock.

GTT

Our Company

We are a premier, global cloud network provider delivering connectivity and transit to over 2,000 enterprise, carrier and government customers in over 100 countries as of September 30, 2014. Our global, proprietary Ethernet and Internet Protocol (IP) backbone is one of the most interconnected Ethernet service platforms around the world, and according to industry sources our IP backbone is the fourth largest in the world in terms of data-traffic carried. We provide reliable, scalable and secure solutions, including private, public and hybrid cloud networking, high bandwidth IP transit for content delivery and hosting applications, on-demand and high-demand network capacity to support varying needs and network-to-network carrier interconnects.

We deliver three primary services to our customers—EtherCloud, our flexible Ethernet-based connectivity service; Internet Services, our reliable, high bandwidth Internet connectivity services; and Managed Services, our provision of fully managed network services so organizations can focus on their core business. Our extensive network and broad geographic reach enable us to cost-effectively deliver the bandwidth, scale and security demanded by our customers. We seek to further extend our network globally while delivering exceptional client service with simplicity, speed and agility.

We have designed, delivered and managed services in all six populated continents around the world. Our service expansion is largely customer-driven, and we have also grown our company through a series of acquisitions. In the third quarter of 2014, approximately 55% of our revenues were derived from within the U.S. with all remaining revenues derived outside of the U.S. EtherCloud, Internet (IP), Private Line and Managed Service/Other constituted 35%, 46%, 13% and 6% of revenues during the third quarter of 2014, respectively. Revenues from enterprise customers comprised 55% of revenues in the third quarter of 2014 with revenues from carrier and government customers making up 35% and 10% of revenues for the third quarter of 2014, respectively.

Our Network

The GTT backbone network is built using a multi-layer design developed to offer a high level of performance and reliability. We have deployed network assets in 24 countries and 55 metropolitan statistical areas to provide our EtherCloud, Internet Services and Managed Services to customers. We have over 200 Points of Presence, or PoPs, delivering network connectivity spanning major U.S. and European cities, and we have established Ethernet hubs with various carriers and multiple connections to Tier 1 IP providers.

Built on top of our highly-resilient, multi-homed optical transport network, our IP Network is engineered to provide high levels of capacity and performance, even when utilizing enhanced services such as traffic analysis, distributed denial of service (DDoS) mitigation and traffic filtering.

Additionally, we have over 1,000 supplier relationships worldwide from which we source bandwidth and other services and combine our own network assets to meet our customers’ requirements. Through our extensive supplier relationships, our customers have access to an array of service providers without having to manage multiple contracts. Our supplier management team works with our suppliers to acquire updated pricing and network asset information and negotiate purchase agreements when appropriate, aimed at providing greater choice, flexibility and cost savings for our customers. Due to the nature of our network and the flexibility provided by these supplier relationships, we can usually provide additional network connectivity and capacity requested by customers with limited incremental capital expenditures.

Our Strengths

We believe the following strengths differentiate us and position us to win in the marketplace.

■	Significant addressable market—We are focused on the growing core Ethernet and IP transit needs of multinational enterprises, carriers and governments. We believe these segments are underserved by global incumbents and are not adequately addressed by regional carriers, providing us the opportunity to increase market share and expand our worldwide customer base. Adjacent areas such as hosted unified communications, cloud computing services, DDoS mitigation, managed security and other managed services offer additional opportunities for us to expand our services.

■	Substantial growth opportunity—We have historically experienced strong revenue and EBITDA growth and believe we can continue this momentum. Our organic growth engine is driven by our built-to-scale platform and a growing direct sales force. Historically, we have complimented organic growth by effectively executing a well-defined acquisition strategy. Based on our network, service offerings and target customer base, we believe we are well positioned to continue to experience strong growth in the future.

■	Strong competitive position—We operate the fourth largest IP backbone in the world in terms of data-traffic carried, according to industry sources, with the ability to expand into new geographic regions in an efficient manner, which positions us to penetrate new geographies and expand our customer base. We believe that we are able to offer our customers solutions with speed, simplicity and agility unmatched by our competitors, and we have expanded our quota-carrying sales force for the purpose of driving additional organic growth.

■	Compelling business model—We provide our customers with network services based on recurring revenue contracts and scheduled orders to install, improving our overall visibility into revenue. For the nine-month period ended September 30, 2014, approximately 90% of our revenue was monthly recurring revenue. This revenue visibility is complemented by a capital-efficient model, with little incremental costs necessary to support higher traffic volumes. We believe these factors position us for continued growth while improving operating leverage.

■	Experienced management team—We have a seasoned management team with broad experience managing high-growth businesses in networking and communications. They are committed to further expanding our market position through both organic and inorganic growth and have a proven ability to identify and integrate various businesses.

Our Industry and Market Opportunity

We conduct business in the network services industry, which has experienced significant growth. The markets for global enterprise Ethernet services and Internet services are large and growing. According to Infonetics, sales of Ethernet and MPLS IP VPN services were estimated at $55.8 billion in 2012 and are expected to grow to $86.1 billion in 2017, representing a compound annual growth rate of 9% over the period. Also according to Insight Research, sales of Dedicated Internet Access services were estimated at $42.5 billion in 2012 and are expected to grow at an annual rate of approximately 8% through 2017 to $61.3 billion.

We believe there are several specific trends that are driving growth in the enterprise Ethernet services and the Internet services markets:

■	Rapid Internet data growth—Internet traffic has expanded significantly in recent years and is expected to continue to do so. According to the 2014 Cisco Visual Networking Index: Forecast and

Methodology, global IP traffic increased more than fivefold from 2008-2013 when it reached 614 exabytes per year, and is forecasted to grow by more than 2.5x to 1,579 exabytes per year in 2018. Some of the factors driving this growth include the increased use of bandwidth for applications within enterprise networks, the migration out of traditional data centers to cloud-based solutions for IT needs and the proliferation of online video, online gaming and other data-intensive applications. As enterprises, carriers and content delivery networks vie to address this growth in traffic, we expect that they will seek solutions allowing them to scale their networks while maintaining reliability, security and cost-effectiveness.

■	Expanding Ethernet bandwidth capacity—While enterprises and carriers still heavily employ 10 GB Ethernet in their networks, the increasing demand for bandwidth is leading many to upgrade network interconnections to higher-capacity (e.g., 100 GB) connectivity. This migration will allow for higher-capacity and more flexible and scalable enterprise, service provider and data center networks while requiring more sophisticated networking providers who can support these demands. According to the 2014 Cisco Global Cloud Index: Forecast and Methodology, global cloud traffic is forecasted to grow from 1,647 exabytes per year in 2013 to 6,496 exabytes per year in 2018.

■	Improving communications infrastructure in emerging markets for Ethernet services—Traditionally, telecommunications spend has been focused in the Northern Hemisphere; however, the expansion of undersea connectivity and the ubiquity of high-speed broadband Internet access are driving demand in new markets around the world. As broadband access in emerging markets expands and the requisite infrastructure is built out, robust connectivity services, such as hosted Ethernet, will be required to efficiently and reliably access global networks. Due to these trends, we anticipate strong market growth for Ethernet and Internet services in emerging markets.

Our Growth Strategy

Our goal is to be the leading provider of reliable, scalable and secure cloud networking services across a global Tier 1 IP network with one of the most interconnected Ethernet service platforms around the world. The key elements of our strategy are as follows:

■	Grow our geographic footprint and connectivity with any application in the cloud —Our reliable, scalable and secure global network infrastructure provides us with the foundation to deliver flexible solutions to our customers worldwide. Today, our network routes are primarily in the Northern Hemisphere, and we have experienced significant traction in the United States, Italy and the United Kingdom. We believe that by selectively expanding our network to the Southern Hemisphere we will be able to address the needs of customers based in Africa, Asia-Pacific and South America. We plan to further expand our direct sales force by adding new sales representatives in our existing geographies, as well as in new geographies, to extend our customer relationships. To complement this organic growth, we have executed multiple acquisitions to enhance our service offerings, acquire strategic network assets and expand our sales force and customer base. We intend to continue to pursue acquisitions to complement our current service offerings by entering new geographies and enhancing our services.

■	Expand our cloud networking service portfolio to multinational clients—Our optical transport network was engineered to provide a high level of capacity and performance to our customers, and we continue to invest in and grow the capacity of our network. For example, in February 2014, we added 100 Gigabit optical wavelengths of backbone capacity to support the growing number of worldwide enterprises demanding this service. We also continuously assess opportunities to extend our cloud networking services. By leveraging our robust network and extensive customer relationships, we have the opportunity to offer our customers multiple value-added services to increase our share of the customer’s overall communications spend.

■

Deliver outstanding client experience with simplicity, speed and agility—We are committed to providing superior customer service, which we believe makes us attractive to multinational enterprise customers. Through our extensive supplier relationships, our customers have access to an array of service providers without having to manage multiple contracts, and we are continually working with our supplier network to provide greater choice, flexibility and cost savings to customers, when and where their network needs arise. We provide customized design with guaranteed performance that distinguishes us from others in our competitive landscape.

Recent Developments

On October 1, 2014, we acquired American Broadband, Inc. d/b/a United Network Services, Inc., a Delaware corporation (“UNSi”), for an aggregate purchase price of $40.0 million, payable in a combination of cash and 231,539 shares of our common stock. The cash portion of the purchase price delivered was reduced by certain working capital adjustments and other deductions for UNSi’s (i) outstanding indebtedness, (ii) transaction expenses that remained unpaid as of the closing of the Merger and (iii) severance payments and other transaction bonuses paid to members of UNSi’s management. As security for UNSi’s indemnification obligations under the acquisition agreement, 10% of the purchase price is being withheld for one year following the closing of the transaction. UNSi provides local, cellular and long distance phone service; advanced data services; high-speed Internet data by wireless, DSL and cable modem Internet services; and video and cable television services in Alaska, Louisiana, Missouri, Nebraska and Texas. The Company expects to incur a one-time restructuring charge in the fourth quarter of approximately $6-7 million related to a reduction in headcount and the termination of leases and contracts.

Corporate Information

Our executive offices are located at 7900 Tysons One Place, Suite 1450, McLean, Virginia 22102, and our telephone number is (703) 442-5500. We maintain an Internet website at www.gtt.net. Information contained on, or that can be accessed through, our website is not part of this prospectus.

The Offering

The following is a brief summary of the terms of the offering. For a more complete description of our common stock, see “Description of Capital Stock” beginning on page 8 of the accompanying prospectus.

Issuer	GTT Communications, Inc.

Shares of common stock offered by us	shares (or shares if the underwriters exercise their option to purchase additional shares in full).

Common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares in full).

Option to purchase additional shares	We have granted an option to the underwriters to purchase up to an additional . shares of common stock within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

Use of proceeds	We intend to use the net proceeds we receive from the sale of shares in this offering for working capital and general corporate purposes, including potential future acquisitions and other strategic purposes. See “Use of Proceeds” below.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement for a discussion of factors that you should carefully consider before decide to invest in shares of our common stock.

Listing and trading symbol	Our common stock is listed and traded on the New York Stock Exchange under the symbol “GTT”.

The number of shares of our common stock to be outstanding after this offering is based upon 28,888,975 shares outstanding as of September 30, 2014. This number does not include, as of such date:

■	1,413,148 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $5.07 per share; or

■	980,573 shares of common stock available for future issuance under our 2006 Employee, Director and Consultant Stock Plan and 2011 Employee, Director and Consultant Stock Plan.

SUMMARY HISTORICAL FINANCIAL DATA

The following table sets forth a summary of our historical financial data as of the dates and for each of the periods indicated. The historical financial data as of and for the years ended December 31, 2012 and December 31, 2013 is derived from our audited financial statements, which are incorporated by reference into this prospectus supplement. The historical financial data as of and for the nine months ended September 30, 2013 and September 30, 2014 is derived from our unaudited financial statements, which are incorporated by reference into this prospectus supplement. The historical results presented below are not necessarily indicative of results that can be expected for any future period and should be read in conjunction with the section entitled “Use of Proceeds” included elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our audited and unaudited financial statements incorporated by reference herein. See the sections entitled “Where You Can Find Additional Information.”

	FISCAL YEAR ENDED		NINE MONTHS ENDED
(In thousands)	DECEMBER 31, 2012	DECEMBER 31, 2013	SEPTEMBER 30, 2013	SEPTEMBER 30, 2014
			(Unaudited)
Statement of Operations
Revenue
Telecommunications Services	$107,877	$157,368	$111,267	$144,684

Total revenue	107,877	157,368	111,267	144,684

Operating expenses
Cost of telecommunications services	76,000	102,815	73,421	89,233
Selling, general and administrative expenses	18,957	31,675	22,409	31,349
Restructuring costs, employee termination and other items	701	7,677	7,677	3,342
Depreciation and amortization	7,296	17,157	11,902	16,911

Total operating expenses	102,954	159,324	115,409	140,835

Operating income (loss)	4,923	(1,956)	(4,142)	3,849
Other expense
Interest expense, net	(4,686)	(8,408)	(5,624)	(6,755)
Loss on debt extinguishment	—	(706)	(706)	(3,104)
Other expense, net	(1,054)	(11,724)	(6,187)	(8,504)

Total other expense	(5,740)	(20,838)	(12,517)	(18,363)

Loss before income taxes	(817)	(22,794)	(16,659)	(14,514)
Income tax (benefit) expense	746	(2,005)	437	811

Net loss	$(1,563)	$(20,789)	$(17,096)	$(15,325)

Balance Sheet Date (at period end)
Assets
Cash, cash equivalents and investments	$4,726	$5,785	$4,897	$41,610
Property and equipment, net	5,494	20,450	20,401	16,269
Intangible assets	20,903	43,618	44,013	45,085
Goodwill	49,793	67,019	74,604	71,082
Total assets	97,756	171,756	180,508	211,370
Liabilities
Deferred revenue	6,588	6,797	7,238	7,486
Long-term debt	34,981	85,960	82,905	119,500
Total liabilities	80,717	162,246	169,728	177,036
Total stockholders’ equity	$17,039	$9,510	$10,780	$34,334

Certain Non-GAAP Financial Measures and Reconciliations to Their GAAP Equivalents

The Company is providing below financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA and Unlevered Free Cash Flow. EBITDA, Adjusted EBITDA and Unlevered Free Cash Flow are not measures of our financial performance under GAAP and should not be considered in isolation or as alternatives to net earnings or other performance measures derived in accordance with GAAP, or as alternatives to cash flows from operating activities as measures of liquidity.

The following table reflects the reconciliation of EBITDA, Adjusted EBITDA and Unlevered Free Cash Flow to net loss calculated in accordance with GAAP for the years ended December 31, 2012 and December 31, 2013 and the nine months ended September 30, 2013 and September 30, 2014.

	FISCAL YEAR ENDED		NINE MONTHS ENDED
(In thousands)	DECEMBER 31, 2012	DECEMBER 31, 2013	SEPTEMBER 30, 2013	SEPTEMBER 30, 2014
		(Unaudited)
Net loss	$(1,563)	$(20,789)	$(17,096)	$(15,325)
Provision for income taxes	746	(2,005)	437	811
Interest and other, net	5,740	20,132	11,811	15,259
Depreciation and amortization	7,296	17,157	11,902	16,911

EBITDA	12,219	14,495	7,054	17,656
Restructuring costs, employee termination and other items	701	7,677	7,677	3,342
Loss on debt extinguishment	—	706	706	3,104
Non-cash compensation	610	1,466	893	1,815

Adjusted EBITDA	13,530	24,344	16,330	25,917
Capital expenditures	(1,839)	(4,053)	(2,328)	(3,058)

Unlevered Free Cash Flow (as defined below)	$11,691	$20,291	$14,002	$22,859

Adjusted EBITDA represents EBITDA as adjusted to exclude certain one-time expenses including costs associated with employee terminations and other non-recurring items and non-cash compensation. GTT presents Adjusted EBITDA as a supplemental measure of GTT’s performance. GTT also presents Adjusted EBITDA because GTT believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry and in measuring the ability of issuers to meet debt service obligations. In evaluating Adjusted EBITDA, you should be aware that in the future GTT may incur expenses similar to the adjustments in this presentation. GTT’s presentation of Adjusted EBITDA should not be construed as an inference that GTT’s future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is not a measurement of GTT’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. In addition to Adjusted EBITDA, GTT management uses Unlevered Free Cash Flow, which measures the ability of Adjusted EBITDA to cover capital expenditures. Adjusted EBITDA is a performance, rather than a cash flow measure. Correlating our capital expenditures to our Adjusted EBITDA does not imply that we will be able to fund such capital expenditures solely with cash from operations.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below, together with the other information in this prospectus supplement, the accompanying prospectus and the information and documents incorporated by reference. If any of these risks actually occurs, our business, financial condition, results of operations or cash flows could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Relating to Our Business and Operations

We depend on several large customers, and the loss of one or more of these customers, or a significant decrease in total revenue from any of these customers, would likely reduce our revenue and income.

For the three-month period September 30, 2014, our five largest customers accounted for approximately 19% of our total service revenue. If we were to lose all of the underlying services from one or more of our large customers, or if one or more of our large customers were to significantly reduce the services purchased from us or otherwise renegotiate the terms on which services are purchased from us, our revenue could decline and our results of operations would suffer.

If our customers elect to terminate their agreements with us, our business, financial condition and results of operations may be adversely affected.

Our services are sold under agreements that generally have initial terms of between one and three years. Following the initial terms, these agreements generally automatically renew for successive month-to-month, quarterly or annual periods, but can be terminated by the customer without cause with relatively little notice during a renewal period. In addition, certain government customers may have rights under Federal law with respect to termination for convenience that can serve to minimize or eliminate altogether the liability payable by that customer in the event of early termination. Our customers may elect to terminate their agreements as a result of a number of factors, including their level of satisfaction with the services they are receiving, their ability to continue their operations due to budgetary or other concerns and the availability and pricing of competing services. If customers elect to terminate their agreements with us, our business, financial condition and results of operation may be adversely affected.

Competition in the industry in which we do business is intense and growing, and our failure to compete successfully could make it difficult for us to add and retain customers or increase or maintain revenue.

The markets in which we operate are rapidly evolving and highly competitive. We currently or potentially compete with a variety of companies, including some of our transport suppliers, with respect to their products and services, including global and regional telecommunications service providers such as AT&T, British Telecom, Deutsche Telecom, Level 3 and Verizon Business, among others.

The industry in which we operate is consolidating, which is increasing the size and scope of our competitors. Competitors could benefit from assets or businesses acquired from other carriers or from strategic alliances in the telecommunications industry. New entrants could enter the market with a business model similar to ours. Our target markets may support only a limited number of competitors. Operations in such markets with multiple competitive providers may be unprofitable for one or more of such providers. Prices in the data transmission and internet access business have declined in recent years and may continue to decline.

Many of our potential competitors have certain advantages over us, including:

■	substantially greater financial, technical, marketing, and other resources, including brand or corporate name recognition;

■	substantially lower cost structures, including cost structures of facility-based providers who have reduced debt and other obligations through bankruptcy or other restructuring proceedings;

■	larger client bases;

■	longer operating histories;

■	more established relationships in the industry; and

■	larger geographic presence.

Our competitors may be able to use these advantages to:

■	develop or adapt to new or emerging technologies and changes in client requirements more quickly;

■	take advantage of acquisitions and other opportunities more readily;

■	enter into strategic relationships to rapidly grow the reach of their networks and capacity;

■	devote greater resources to the marketing and sale of their services;

■	adopt more aggressive pricing and incentive policies, which could drive down margins; and

■	expand their offerings more quickly.

If we are unable to compete successfully against our current and future competitors, our revenue and gross margin could decline and we would lose market share, which could materially and adversely affect our business.

We might require additional capital to support business growth, and this capital might not be available on favorable terms, or at all.

Our operations or expansion efforts may require substantial additional financial, operational and managerial resources. As of September 30, 2014, we had approximately $41.6 million in cash and cash equivalents, and our current assets were $16.1 million greater than current liabilities. We may be required to raise additional funds to continue or expand our operations. If we are required to obtain additional funding in the future, we may have to sell assets, seek debt financing, or obtain additional equity capital. Our ability to sell assets or raise additional equity or debt capital will depend on the condition of the capital and credit markets and our financial condition at such time. Accordingly, additional capital may not be available to us, or may only be available on terms that adversely affect our existing stockholders, or that restrict our operations. For example, if we raise additional funds through issuances of equity or convertible debt securities, our existing stockholders could suffer dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Also, if we were forced to sell assets, there can be no assurance regarding the terms and conditions we could obtain for any such sale, and if we were required to sell assets that are important to our current or future business, our current and future results of operations could be materially and adversely affected. We have granted security interests in substantially all of our assets to secure the repayment of our indebtedness maturing in 2019, and if we are unable to satisfy our obligations, the lenders could foreclose on their security interests.

Because our business is dependent upon selling telecommunications network capacity purchased from third parties, the failure of our suppliers and other service providers to provide us with services, or disputes with those suppliers and service providers, could affect our ability to provide quality services to our customers and have an adverse effect on our operations and financial condition.

Much of our business consists of integrating and selling network capacity purchased from facility-based telecommunications carriers. Accordingly, we will be largely dependent on third parties to supply us with services. Occasionally in the past, our operating companies have experienced delays or other problems in receiving services from third party providers. Disputes also arise from time to time with suppliers with respect to billing or interpretation of contract terms. Any failure on the part of third parties to adequately supply us or to maintain the quality of their facilities and services in the future, or the termination of any significant contracts by a supplier, could cause customers to experience delays in service and lower levels of customer care, which could cause them to switch providers. Furthermore, disputes over billed amounts or interpretation of contract terms could lead to claims against us, some of which if resolved against us could have an adverse impact on our results of operations and/or financial condition. Suppliers may also attempt to impose onerous terms as part of purchase contract negotiations. Although we know of no pending or threatened claims with respect to past compliance with any such terms, claims asserting any past noncompliance, if successful, could have a material adverse effect on our operations and/or financial condition. Moreover, to the extent that key suppliers were to attempt to impose such provisions as part of future contract negotiations, such developments could have an adverse impact on the Company’s operations. Finally, some of our suppliers are potential competitors. We cannot guarantee that we will be able to obtain use of facilities or services in a timely manner or on terms acceptable and in quantities satisfactory to us.

Industry consolidation may affect our ability to obtain services from suppliers on a timely or cost-efficient basis.

A principal method of connecting with our customers is through local transport and last mile circuits we purchase from incumbent carriers such as AT&T and Verizon, or competitive carriers such as XO or Level 3. In recent years, AT&T, Verizon, and Level 3 have acquired competitors with significant local and/or long-haul network assets. Industry consolidation has occurred on a lesser scale as well through mergers and acquisitions involving regional or smaller national or international competitors. Generally speaking, we believe that a marketplace with multiple supplier options for transport access is important to the long-term availability of competitive pricing, service quality, and carrier responsiveness. It is unclear at this time what the long-term impact of such consolidation will be, or whether it will continue at the same pace as it has in recent years; we cannot guarantee that we will continue to be able to obtain use of facilities or services in a timely manner or on terms acceptable and in quantities satisfactory to us from such suppliers.

We may occasionally have certain sales commitments to customers that extend beyond the commitments of our underlying suppliers.

Our financial results could be adversely affected if we were unable to purchase extended service from a supplier at a cost sufficiently low to maintain our margin for the remaining term of its commitment to a customer. While we have not encountered material price increases from suppliers with respect to continuation or renewal of services after expiration of initial contract terms, we cannot be certain that we would be able to obtain similar terms and conditions from suppliers. In most cases where we have faced any price increase from a supplier following contract expiration, we have been able to locate another supplier to provide the service at a similar or reduced future cost; however, our suppliers may not provide services at such cost levels in the future.

We may make purchase commitments to vendors for longer terms or in excess of the volumes committed by our underlying customers.

We attempt to match our purchases of network capacity from suppliers with the service commitments from our customers. However, from time to time, we have obligations to our suppliers that exceed the duration of our related customer contracts or that are for capacity in excess of the amount for which we have customer commitments. This could arise based upon the terms and conditions available from our suppliers, from our expectation that we will be able to utilize the excess capacity, as a result of a breach of a customer’s commitment to us, or to support fixed elements of our network. Under any of these circumstances, we would incur the cost of the network capacity from our supplier without having corresponding revenue from our customers, which could result in a material and adverse impact on our operating results.

System disruptions, either in our network or in third party networks on which we depend, could cause delays or interruptions of our service, which could cause us to lose customers, or incur additional expenses.

Our customers depend on our ability to provide network availability with minimal interruption or degradation in services. The ability to provide this service depends in part on the networks of third party transport suppliers. The networks of transport suppliers may be interrupted as a result of various events, many of which they cannot control, including fire, human error, earthquakes and other natural disasters, power loss, telecommunications failures, terrorism, sabotage, vandalism, cyber-attacks, computer viruses or other infiltration by third parties or the financial distress or other events adversely affecting a supplier, such as bankruptcy or liquidation.

Although we have attempted to design our network services to minimize the possibility of service disruptions or other outages, in addition to risks associated with third party provider networks, our services may be disrupted by problems on our own systems, that affect our central offices, corporate headquarters, network operations centers, or network equipment. Our network, including our routers, may be vulnerable to unauthorized access, computer viruses, cyber-attacks, distributed denial of service (DDOS), and other security breaches. An attack on or security breach of our network could result in interruption or cessation of services, our inability to meet our service level commitments, and potentially compromise customer data transmitted over our network. There are certain locations through which a large amount of our Internet traffic passes. Examples are facilities in which we exchange traffic with other carriers, the facilities through which our intercontinental traffic passes, and certain of our network hub sites. If any of these facilities were destroyed or seriously damaged a significant amount of our network traffic could be disrupted. The continued threat of terrorist activity and other acts of war or hostility have had, and may continue to have, an adverse effect on business, financial and general economic conditions internationally. We are also susceptible to other catastrophic events such as major natural disasters, extreme weather, fire or similar events that could affect our headquarters, other offices, our network, infrastructure or equipment, which could adversely affect our business.

Disruptions or degradations in our service, could subject us to legal claims and liability for losses suffered by customers due to our inability to provide service. If our network failure rates are higher than permitted under the applicable customer contracts, we may incur significant expenses related to network outage credits, which would reduce our revenue and gross margin. In addition, customers may, under certain contracts, have the ability to terminate services in case of prolonged or severe service disruptions or other outages which would also adversely impact our results of operations. Our reputation could be harmed if we fail to provide a reasonably adequate level of network availability, and as a result we could find it more difficult to attract and retain customers.

If the products or services that we market or sell do not maintain market acceptance, our results of operations will be adversely affected.

Certain segments of the telecommunications industry are dependent on developing and marketing new products and services that respond to technological and competitive developments and changing customer needs. We cannot assure you that our products and services will gain or obtain increased market acceptance. Any significant delay or failure in developing new or enhanced technology, including new product and service offerings, could result in a loss of actual or potential market share and a decrease in revenue.

The communications market in which we operate is highly competitive; we could be forced to reduce prices, may lose customers to other providers that offer lower prices and have problems attracting new customers.

The communications industry is highly competitive and pricing for some of our key service offerings, such as our dedicated IP transport services, has been generally declining. If our costs of service, including the cost of leasing underlying facilities, do not decline in a similar fashion, we could experience significant margin compression, reduction of profitability and loss of business.

If carrier and enterprise connectivity demand does not continue to expand, we may experience a shortfall in revenue or earnings or otherwise fail to meet public market expectations.

The growth of our business will be dependent, in part, upon the increased use of carrier and enterprise connectivity services and our ability to capture a higher proportion of this market. Increased usage of enterprise connectivity services depends on numerous factors, including:

■	the willingness of enterprises to make additional information technology expenditures;

■	the availability of security products necessary to ensure data privacy over the public networks;

■	the quality, cost, and functionality of these services and competing services;

■	the increased adoption of wired and wireless broadband access methods;

■	the continued growth of broadband-intensive applications; and

■	the proliferation of electronic devices and related applications.

Our long sales and service deployment cycles require us to incur substantial sales costs that may not result in related revenue.

Our business is characterized by long sales cycles between the time a potential customer is contacted and a customer contract is signed. The average sales cycle can be as little as two to six weeks for existing customers and three to six months or longer for new customers with complicated service requirements. Furthermore, once a customer contract is signed, there is typically an extended period of between 30 and 120 days before the customer actually begins to use the services, which is when we begin to realize revenue. As a result, we may invest a significant amount of time and effort in attempting to secure a customer, which investment may not result in near term, if any, revenue. Even if we enter into a contract, we will have incurred substantial sales-related expenses well before we recognize any related revenue. If the expenses associated with sales increase, if we are not successful in our sales efforts, or if we are unable to generate associated offsetting revenue in a timely manner, our operating results could be materially and adversely affected.

Because much of our business is international, our financial results may be affected by foreign exchange rate fluctuations.

A substantial portion of our revenue comes from countries outside of the United States. As such, other currencies, particularly the Euro and the British Pound Sterling can have an impact on the Company’s results (expressed in U.S. Dollars). Currency variations also contribute to variations in sales in impacted jurisdictions. Accordingly, fluctuations in foreign currency rates, most notably the strengthening of the dollar against the euro and the pound, could have a material impact on our revenue growth in future periods. In addition, currency variations can adversely affect margins on sales of our products in countries outside of the United States and margins on sales of products that include components obtained from suppliers located outside of the United States.

Because much of our business is international, we may be subject to local taxes, tariffs, statutory requirements, or other restrictions in foreign countries, which may reduce our profitability.

We are subject to various risks associated with conducting business worldwide. Revenue from our foreign subsidiaries, or other locations where we provide or procure services internationally, may be subject to additional taxes in some foreign jurisdictions. Additionally, some foreign jurisdictions may subject us to additional withholding tax requirements or the imposition of tariffs, exchange controls, or other restrictions on foreign earnings. We are also subject to foreign government employment standards, labor strikes and work stoppages. These risks and any other restrictions imposed on our foreign operations may increase our costs of business in those jurisdictions, which in turn may reduce our profitability.

If our goodwill or amortizable intangible assets become impaired we may be required to record a significant charge to earnings.

Under generally accepted accounting principles, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or amortizable intangible assets may not be recoverable include reduced future cash flow estimates, a decline in stock price and market capitalization, and slower growth rates in our industry. During the nine months ended September 30, 2014 and 2013, the Company recorded no impairment to goodwill and amortizable intangible assets. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined, negatively impacting our results of operations.

The ability to implement and maintain our databases and management information systems is a critical business requirement, and if we cannot obtain or maintain accurate data or maintain these systems, we might be unable to cost-effectively provide solutions to our customers.

To be successful, we must increase and update information in our databases about network pricing, capacity and availability. Our ability to provide cost-effective network availability and access cost management depends upon the information we collect from our transport suppliers regarding their networks. These suppliers are not obligated to provide this information and could decide to stop providing it to us at any time. Moreover, we cannot be certain that the information that these suppliers share with us is accurate. If we cannot continue to maintain and expand the existing databases, we may be unable to increase revenue or to facilitate the supply of services in a cost-effective manner.

If we are unable to protect our intellectual property rights, competitors may be able to use our technology or trademarks, which could weaken our competitive position.

We own certain proprietary programs, software and technology. However, we do not have any patented technology that would preclude competitors from replicating our business model; instead, we rely upon a combination of know-how, trade secret laws, contractual restrictions, and copyright, trademark and service mark laws to establish and protect our intellectual property. Our success will depend in part on our ability to maintain or obtain (as applicable) and enforce intellectual property rights for those assets, both in the United States and in other countries. Although our Americas operating company has registered some of its service marks in the United States, we have not otherwise applied for registration of any marks in any other jurisdiction. Instead, with the exception of the few registered service marks in the United States, we rely exclusively on common law trademark rights in the countries in which we operate.

We may file applications for patents, copyrights and trademarks as our management deems appropriate. We cannot assure you that these applications, if filed, will be approved or that we will have the financial and other resources necessary to enforce our proprietary rights against infringement by others. Additionally, we cannot assure you that any patent, trademark, or copyright obtained by us will not be challenged, invalidated, or circumvented, and the laws of certain foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States or the member states of the European Union. Finally, although we intend to undertake reasonable measures to protect the proprietary assets of our combined operations, we cannot guarantee that we will be successful in all cases in protecting the trade secret status of certain significant intellectual property assets. If these assets should be misappropriated, if our intellectual property rights are otherwise infringed, or if a competitor should independently develop similar intellectual property, this could harm our ability to attract new clients, retain existing customers and generate revenue.

Intellectual property and proprietary rights of others could prevent us from using necessary technology to provide our services or otherwise operate our business.

We utilize data and processing capabilities available through commercially available third-party software tools and databases to assist in the efficient analysis of network engineering and pricing options. Where such technology is held under patent or other intellectual property rights by third parties, we are required to negotiate license agreements in order to use that technology. In the future, we may not be able to negotiate such license agreements at acceptable prices or on acceptable terms. If an adequate substitute is not available on acceptable terms and at an acceptable price from another software licensor, we could be compelled to undertake additional efforts to obtain the relevant network and pricing data independently from other, disparate sources, which, if available at all, could involve significant time and expense and adversely affect our ability to deliver network services to customers in an efficient manner.

Furthermore, to the extent that we are subject to litigation regarding the ownership of our intellectual property or the licensing and use of others’ intellectual property, this litigation could:

■	be time-consuming and expensive;

■	divert attention and resources away from our daily business;

■	impede or prevent delivery of our products and services; and

■	require us to pay significant royalties, licensing fees, and damages.

Parties making claims of infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to provide our services and could cause us to pay substantial damages. In the event of a successful claim of infringement, we may need to obtain one or more licenses from third parties, which may not be available at a reasonable cost, if at all.

We continue to evaluate merger and acquisition opportunities and may purchase additional companies in the future, and the failure to integrate them successfully with our existing business may adversely affect our financial condition and results of operations.

We continue to explore merger and acquisition opportunities and we may face difficulties if we acquire other businesses in the future including:

■	integrating the management personnel, services, products, systems and technologies of the acquired businesses into our existing operations;

■	retaining key personnel of the acquired businesses;

■	failing to adequately identify or assess liabilities of acquired businesses;

■	retaining existing customers and/or vendors of both companies;

■	failing to achieve the synergies, revenue growth and other expected benefits we used to determine the purchase price of the acquired businesses;

■	failing to realize the anticipated benefits of a particular merger and acquisition;

■	incurring significant transaction and acquisition-related costs;

■	incurring unanticipated problems or legal liabilities;

■	being subject to business uncertainties and contractual restrictions while an acquisition is pending that could adversely affect our business; and

■	diverting our management’s attention from the day-to-day operation of our business.

These difficulties could disrupt our ongoing business and increase our expenses. As of the date of this prospectus supplement, we have no agreement or memorandum of understanding to enter into any acquisition transaction.

In addition, our ability to complete acquisitions may depend, in part, on our ability to finance these acquisitions, including both the costs of the acquisition and the cost of the subsequent integration activities. Our ability may be constrained by our cash flow, the level of our indebtedness, restrictive covenants in the agreements governing our indebtedness, conditions in the securities and credit markets and other factors, most of which are generally beyond our control. If we proceed with one or more acquisitions in which the consideration consists of cash, we may use a substantial portion of our available cash to complete such acquisitions, thereby reducing our liquidity. If we finance one or more acquisitions with the proceeds of indebtedness, our interest expense and debt service requirements could increase materially. Thus, the financial impact of future acquisitions, including the costs to pursue acquisitions that do not ultimately close, could materially affect our business and could cause substantial fluctuations in our quarterly and yearly operating results.

Our efforts to develop new service offerings may not be successful, in which case our revenue may not grow as we anticipate or may decline.

The market for telecommunications services is characterized by rapid change, as new technologies are developed and introduced, often rendering established technologies obsolete. For our business to remain competitive, we must continually update our service offerings to make new technologies available to our customers and prospects. To do so, we may have to expend significant management and sales resources, which may increase our operating costs. The success of our potential new service offerings is uncertain and would depend on a number of factors, including the acceptance by end-user customers of the telecommunications technologies which would underlie these new service offerings, the compatibility of these technologies with existing customer information technology systems and processes, the compatibility of these technologies with our then-existing systems and processes, and our ability to find third-party vendors that would be willing to provide these new technologies to us for delivery to our users. If we are unsuccessful in developing and selling new service offerings, our revenue may not grow as we anticipate, or may decline.

If we do not continue to train, manage and retain employees, clients may reduce purchases of services.

Our employees are responsible for providing clients with technical and operational support, and for identifying and developing opportunities to provide additional services to existing clients. In order to perform these activities, our employees must have expertise in areas such as telecommunications network technologies, network design, network implementation and network management, including the ability to integrate services offered by multiple telecommunications carriers. They must also accept and incorporate training on our systems and databases developed to support our operations and business model. Employees with this level of expertise tend to be in high demand in the telecommunications industry, which may make it more difficult for us to attract and retain qualified employees. If we fail to train, manage, and retain our employees, we may be limited in our ability to gain more business from existing clients, and we may be unable to obtain or maintain current information regarding our clients’ and suppliers’ communications networks, which could limit our ability to provide future services.

The regulatory framework under which we operate could require substantial time and resources for compliance, which could make it difficult and costly for us to operate the businesses.

In providing certain interstate and international telecommunications services, we must comply, or cause our customers or carriers to comply, with applicable telecommunications laws and regulations prescribed by the FCC and applicable foreign regulatory authorities. Our VoIP services are subject to many (but not all) regulatory obligations that apply to telecommunications services, but we may be required to comply with additional requirements in the future, which may increase the cost and complexity of providing service. In offering services on an intrastate basis, we may also be subject to state laws and to regulation by state public utility commissions. Our international services may also be subject to regulation by foreign authorities and, in some markets, multinational authorities, such as the European Union. The costs of compliance with these regulations, including legal, operational and administrative expenses, may be substantial. In addition, delays in receiving or failure to obtain required regulatory approvals or the enactment of new or adverse legislation, regulations or regulatory requirements may have a material adverse effect on our financial condition, results of operations and cash flow.

If we fail to obtain required authorizations from the FCC or other applicable authorities, or if we are found to have failed to comply, or are alleged to have failed to comply, with the rules of the FCC or other authorities, our right to offer certain services could be challenged and/or fines or other penalties could be imposed on us. Any such challenges or fines could be substantial and could cause us to incur substantial legal and administrative expenses as well; these costs in the forms of fines, penalties, and legal and administrative expenses could have a material adverse impact, on our business and operations. Furthermore, we are dependent in certain cases on the services other carriers provide, and therefore on other carriers’ abilities to retain their respective licenses in the regions of the world in which they operate. We are also dependent, in some circumstances, on our customers’ abilities to obtain and retain the necessary licenses. The failure of a customer or carrier to obtain or retain any necessary license could have an adverse effect on our ability to conduct operations.

Future changes in regulatory requirements, new interpretations of existing regulatory requirements, or determinations that we violated existing regulatory requirements may impair our ability to provide services, result in financial losses or otherwise reduce our profitability.

Many of the laws and regulations that apply to providers of telecommunications services and VoIP services are subject to frequent changes and different interpretations and may vary between jurisdictions. Changes to existing legislation or regulations in particular markets may limit the opportunities that are available to enter into markets, may increase the legal, administrative, or operational costs of operating in those markets, or may constrain other activities, including our ability to complete subsequent acquisitions, or purchase services or products, in ways that we cannot anticipate. Because we purchase telecommunications services from other carriers, our costs and manner of doing business can also be adversely affected by changes in regulatory policies affecting these other carriers.

In addition, any determination that we, including companies that we have acquired, have violated applicable regulatory requirements could result in material fines, penalties, forfeitures, interest or retroactive assessments. For example, a determination that we have not paid all required universal service fund contributions could result in substantial retroactive assessment of universal service fund contributions, together with applicable interest, penalties, fines or forfeitures.

We depend on key personnel to manage our businesses effectively in a rapidly changing market, and our ability to generate revenue will suffer if we are unable to retain key personnel and hire additional personnel.

The future success, strategic development and execution of our business will depend upon the continued services of our executive officers and other key sales, marketing and support personnel. We do not maintain “key person” life insurance policies with respect to any of our employees, nor are we certain if any such policies will be obtained or maintained in the future. We may need to hire additional personnel in the future and we believe the success of the combined business depends, in large part, upon our ability to attract and retain key employees. The loss of the services of any key employees, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel could limit our ability to generate revenue and to operate our business.

Our business and operations are growing rapidly and we may not be able to efficiently manage our growth.

We have rapidly grown our company through acquisitions, network expansion and obtaining new customers through our sales efforts. Our expansion places significant strains on our management, operational and financial infrastructure. Our ability to manage our growth will be particularly dependent upon our ability to:

■	integrate acquired businesses;

■	expand, develop and retain an effective sales force and qualified personnel;

■	maintain the quality of our operations and our service offerings;

■	maintain and enhance our system of internal controls to ensure timely and accurate compliance with our financial and regulatory reporting requirements; and

■	expand our accounting and operational information systems in order to support our growth.

If we fail to implement these measures successfully, our ability to manage our growth will be impaired.

If we are not able to integrate acquired businesses successfully, our business could be harmed.

Our inability to successfully integrate future acquisitions could impede us from realizing all of the benefits of those acquisitions and could severely weaken our business operations. The integration process may disrupt our business and, if implemented ineffectively, may preclude realization of the full benefits expected by us and could harm our results of operations. In addition, the overall integration of the combining companies may result in unanticipated problems, expenses, liabilities, and competitive responses, and may cause our stock price to decline. The difficulties of integrating an acquisition include, among others:

■	unanticipated issues in integration of information, communications, accounting and other systems;

■	unanticipated incompatibility of logistics, marketing, and administration methods;

■	maintaining employee morale and retaining key employees;

■	integrating the business cultures of both companies;

■	preserving important strategic client relationships;

■	consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

■	coordinating geographically separate organizations.

In addition, even if the operations of an acquisition are integrated successfully, we may not realize the full benefits of the acquisition, including the synergies, cost savings, or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. If we are unable to effectively execute acquisitions, our business, financial condition and operating results could be adversely affected.

Interruption or failure of our information technology and communications systems could hurt our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

The availability of our products and services depends on the continuing operation of our information technology and communications systems. Our systems are vulnerable to damage or interruption from earthquakes, cyber attacks, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. Some of our systems are not fully redundant and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons, or other unanticipated problems at our data centers could result in lengthy interruptions in our service.

If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of users to access our systems, products and services, we may experience significant legal and financial exposure, our products and services may be perceived as not being secure, users and customers may curtail or stop using our products and services, and our business may be disrupted.

Network and information systems and other technologies are critical to our business activities. Network and information systems-related events such as computer hackings, cyber-attacks, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks or other malicious activities, or any combination of the these items, could result in a degradation or disruption of our services, damage to our properties, equipment and data, or unauthorized disclosure of confidential information. We experience cyber-attacks against our network and information systems of varying degrees on a regular basis, and as a result, unauthorized parties could obtain access to our data or our customers’ data. Our security measures may also be breached due to employee error, malfeasance, or otherwise. Additionally, outside parties may attempt to fraudulently induce our employees or customers to disclose sensitive information in order to gain access to our data or our customers’ data, including information subject to data protection laws and regulations such as the national laws implementing the European Union Directive on Data Protection and various U.S. federal and state laws governing the protection of health or other personally identifiable information. The risk of these systems-related events and security breaches occurring has intensified, in part because we maintain certain information necessary to conduct our businesses in digital form stored on servers connected to the Internet. While we develop and maintain systems and processes designed to prevent systems-related events and security breaches from occurring, the development and maintenance of these systems and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite our efforts, there can be no assurance that unauthorized access and security breaches will not occur in the future. In addition, because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.

Any security breach or unauthorized access could result in significant legal and financial exposure, including in respect of customer credits, lost revenues due to business interruption, increased expenditures on security measures, monetary damages, regulatory enforcement actions, fines and/or criminal prosecution. In addition, damage to our reputation and the market perception of the effectiveness of our security measures could cause us to lose customers. Moreover, the amount and scope of insurance we maintain against losses resulting from unauthorized access or security breaches may not be sufficient to cover our losses or otherwise adequately compensate us for any disruptions to our businesses that may result.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our common stock.

As of September 30, 2014, our internal control over financial reporting was based on criteria created by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) set forth in Internal Control—Integrated Framework (1992). However, if material weaknesses are identified in our internal control over financial reporting in the future, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to implement remedial measures. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Such remedial measures could be expensive and time consuming and could potentially cause investors to lose confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price and potentially subject us to litigation

Risks Relating to Our Indebtedness

Our failure to comply with covenants in our loan agreements could result in our indebtedness being immediately due and payable and the loss of our assets.

Pursuant to the terms of our loan agreements, we have pledged substantially all of our assets to the lenders as security for our payment obligations under the loan agreements. If we fail to pay any of our indebtedness under the loan agreements when due, or if we breach any of the other covenants in the loan agreements, it may result in one or more events of default. An event of default under our loan agreements would permit the lenders to declare all amounts owing to be immediately due and payable and, if we were unable to repay any indebtedness owed, the lenders could proceed against the collateral securing that indebtedness.

Covenants in our loan agreements and outstanding notes, and in any future debt agreements, may restrict our future operations.

The loan agreements related to our outstanding senior and mezzanine indebtedness impose financial restrictions that limit our discretion on some business matters, which could make it more difficult for us to expand our business, finance our operations and engage in other business activities that may be in our interest. These restrictions include compliance with, or maintenance of, certain financial tests and ratios and restrictions that limit our ability and that of our subsidiaries to, among other things:

■	incur additional indebtedness or place additional liens on our assets;

■	pay dividends or make other distributions on, redeem or repurchase our capital stock;

■	make investments or repay subordinated indebtedness;

■	enter into transactions with affiliates;

■	sell assets;

■	engage in a merger, consolidation or other business combination; or

■	change the nature of our businesses.

Any additional indebtedness we may incur in the future may subject us to similar or even more restrictive conditions.

Our substantial level of indebtedness and debt service obligations could impair our financial condition, hinder our growth and put us at a competitive disadvantage.

As of September 30, 2014, our indebtedness was substantial in comparison to our available cash and our cash provided by operations. Our substantial level of indebtedness could have important consequences for our business, results of operations and financial condition. For example, a high level of indebtedness could, among other things:

■	make it more difficult for us to satisfy our financial obligations;

■	increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations;

■	increase the risk that a substantial decrease in cash flows from operating activities or an increase in expenses will make it difficult for us to meet our debt service requirements and will require us to modify our operations;

■	require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund future business opportunities, working capital, capital expenditures and other general corporate purposes;

■	limit our ability to borrow additional funds to expand our business or ease liquidity constraints;

■	limit our ability to refinance all or a portion of our indebtedness on or before maturity;

■	limit our ability to pursue future acquisitions;

■	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

■	place us at a competitive disadvantage relative to competitors that have less indebtedness.

Risks Related to our Common Stock and the Securities Markets

Because we do not currently intend to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We do not currently anticipate paying any dividends on shares of our common stock. Any determination to pay dividends in the future will be made by our Board of Directors and will depend upon results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our common stock. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders purchased their shares.

We may issue a substantial number of shares of our common stock in the future, and stockholders may be adversely affected by the issuance of those shares.

We may issue stock options for compensation purposes in the future under our existing stock option plans or any future stock option plans that we may adopt. In addition to these options, we may raise additional capital from time to time in the future by issuing shares of our common stock or securities convertible into shares of our common stock. The registration statement of which this prospectus supplement is a part provides for the potential issuance of common stock, preferred stock, warrants, debt securities and units up to an aggregate amount of $200,000,000. Following this offering, we can issue additional securities pursuant to such registration statement with an aggregate offering price up to $            . In addition, from time to time in the future we may issue shares of our common stock or securities convertible into common stock pursuant to additional registration statements or exemptions from registration under the Securities Act. If, and to the extent, any additional shares of common stock are sold in the public market, our stockholders, including investors who purchase shares of common stock in this offering, may experience dilution to their ownership interests in the Company. In addition, sales of substantial amounts of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline or be depressed.

The concentration of our capital stock ownership will likely limit a stockholder’s ability to influence corporate matters, and could discourage a takeover that stockholders may consider favorable and make it more difficult for a stockholder to elect directors of its choosing.

H. Brian Thompson, the Company’s Executive Chairman of the Board of Directors, and Universal Telecommunications, Inc., his own private equity investment and advisory firm, owned 6,757,185 shares of our common stock at September 30, 2014. Based on the number of shares of our common stock outstanding on September 30, 2014, Mr. Thompson and Universal Telecommunication, Inc. would beneficially own approximately 23% of our common stock. We believe that, as of September 30, 2014, funds associated with Cannell Capital LLC owned 2,724,717 shares of our common stock. Based on the number of shares of our common stock outstanding on September 30, 2014, these funds would beneficially own approximately 9% of our common stock. In addition, as of September 30, 2014, our executive officers, directors and affiliated entities, excluding H. Brian Thompson and Universal Telecommunications, together beneficially owned common stock, without taking into account their unexercised options, representing approximately 10% of our common stock. As a result, these stockholders have the ability to exert significant control over matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. The interests of these stockholders might conflict with your interests as a holder of our securities, and it may cause us to pursue transactions that, in their judgment, could enhance their equity investments, even though such transactions may involve significant risks to you as a security holder. The large concentration of ownership in a small group of stockholders might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

It may be difficult for you to resell shares of our common stock if an active market for our common stock does not develop.

Our common stock has only recently been listed on the New York Stock Exchange after previously being listed on the NYSE MKT LLC, and prior to this listing the common stock was thinly traded on the OTC Markets. If a liquid market for the common stock does not develop on the New York Stock Exchange, then, in addition to the concentrated ownership of our capital stock, this may further impair your ability to sell your shares when you want to do so and could depress our stock price. As a result, you may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities because smaller quantities of shares could be bought and sold, transactions could be delayed, and security analyst and news coverage of the Company may be limited. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares.

Our charter documents, as well as certain portions of Delaware law, contain anti-takeover provisions that could discourage or prevent a third-party acquisition of our common stock, even if an acquisition would be beneficial to our stockholders.

Some provisions in our second restated certificate of incorporation and of our amended and restated by-laws, as well as some provisions of Delaware law, could have the effect of discouraging, delaying or preventing a third party from attempting to acquire us, even if doing so would be beneficial to stockholders, including transactions in which investors might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions could also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

■	the prohibition of cumulative voting in the election of directors;

■	authority for our Board of Directors to issue shares of our common stock and of our preferred stock, and to determine the price, voting and other rights, preferences, privileges and restrictions of undesignated shares of preferred stock, without any vote by or approval of our stockholders; and

■	restrictions under Delaware law on mergers and other business combinations between us and any “interested stockholders”, which generally means each 15% or greater stockholder.

In addition, we have entered into employment agreements with most of our executive officers which, among other things, include provisions for severance payments upon a change in control or circumstances after a change in control.

Risks Related to this Offering

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We intend to use the net proceeds from this offering for general corporate purposes, including, among other things, working capital requirements and possible future acquisitions. In general, our management will have broad discretion in the application of the net proceeds from this offering and could spend the net proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

If you purchase the common stock sold in this offering you will experience immediate and substantial dilution in your investment. You will experience further dilution if we issue additional equity securities in future fundraising transactions.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer you will suffer immediate and substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering. See the section titled “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

We have a significant number of stock options outstanding. To the extent that these options are exercised, investors purchasing our common stock in this offering may experience further dilution. In addition, if we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders, including investors who purchase shares of common stock in this offering, could experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock.

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

This prospectus, including documents we incorporate by reference into this prospectus, and any applicable prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by forward-looking words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “intend,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are only predictions. Actual events or results may differ materially.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we, nor any other person, assume responsibility for the accuracy and completeness of the forward-looking statements. We are under no obligation to update any of the forward-looking statements after the date of this prospectus and any applicable prospectus supplement to conform such statements to actual results or to changes in our expectations.

Such forward-looking statements are and will be subject to many risks, uncertainties and factors relating to our operations and the business environment that may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. You are also urged to carefully review and consider the various disclosures made by us that attempt to advise interested parties of the factors that affect our business, including without limitation the disclosures under the caption “Risk Factors” in this prospectus supplement. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to:

■	our ability to develop and market new products and services that meet customer demands and generate acceptable margins;

■	our reliance on several large customers;

■	our ability to negotiate and enter into acceptable contract terms with our suppliers;

■	our ability to attract and retain qualified management and other personnel;

■	competition in the industry in which we do business;

■	failure of the third-party communications networks on which we depend;

■	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged;

■	our ability to maintain our databases, management systems and other intellectual property;

■	our ability to maintain adequate liquidity and produce sufficient cash flow to fund our capital expenditures and debt service;

■	our ability to obtain capital to grow our business;

■	technological developments and changes in the industry;

■	our ability to complete acquisitions or divestures and to integrate any business or operation acquired; and

■	general economic conditions.

In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our securities and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of our common stock in this offering will be approximately $             million, after deducting the underwriting discount and estimated offering expenses payable by us, based on the public offering price of $            . If the underwriters exercise in full their option to purchase additional shares, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $             million, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from the sale of the shares by us in this offering for general corporate purposes, including but not limited to working capital, capital expenditures, acquisitions and other business opportunities. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. Accordingly, we will have broad discretion in the application of any proceeds from the sale of securities offered in this prospectus supplement. Pending any specific application of the net proceeds from this offering, we intend to invest such net proceeds in short-term marketable securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term investments and capitalization as of September 30, 2014 as follows:

■	on an actual basis; and

■	on an adjusted basis to reflect our issuance and sale in this offering of shares of our common stock at the public offering price of $ per share of our common stock after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with the section of this prospectus supplement entitled “Use of Proceeds” and with the financial statements and related notes and the other information that we incorporated by reference into this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that we file from time to time.

	AS OF SEPTEMBER 30, 2014
(In thousands)	ACTUAL	AS ADJUSTED (1)
Cash and cash equivalents and short-term investments	$41,610	$
Stockholders’ Equity:
Common stock, $0.0001 par value; 80,000,000 shares authorized, 28,888,975, shares issued and outstanding, actual and shares outstanding as adjusted	3
Additional paid-in capital	116,244
Accumulated deficit	(81,551)		(81,551)
Accumulated other comprehensive (loss)	(362)		(362)
Total stockholders’ equity	34,334
Total capitalization (Equity plus Long Term Debt)	$153,834	$

(1)	If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, the as adjusted amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization would increase by approximately $ million, after deducting underwriting discounts and commissions, and we would have . shares of common stock issued and outstanding, as adjusted.

The table above excludes 1,413,148 shares of common stock issuable upon the exercise of stock options we have granted, having a weighted average exercise price of $5.07 per share as of September 30, 2014.

SELECTED FINANCIAL DATA

The following tables set forth certain of our historical financial data as of the dates and for each of the periods indicated. The historical financial data as of and for the years ended December 31, 2012 and December 31, 2013 is derived from our audited financial statements, which are incorporated by reference into this prospectus supplement. The historical financial data as of and for the years ended December 31, 2009, December 31, 2010 and December 31, 2011 is derived from our audited financial statements, which are not included in this prospectus. The historical financial data as of and for the three months ended September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014, is derived from our unaudited financial statements, which are not included in this prospectus. The historical results presented below are not necessarily indicative of results that can be expected for any future period and should be read in conjunction with the section entitled “Use of Proceeds” included elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2013 and our Annual Report on Form 10-K for the year ended December 31, 2012 and our audited and unaudited financial statements incorporated by reference herein. See the sections entitled “Where You Can Find Additional Information.”

	FISCAL YEAR ENDED
(In thousands)	DECEMBER 31, 2009	DECEMBER 31, 2010	DECEMBER 31, 2011	DECEMBER 31, 2012	DECEMBER 31, 2013
Statement of Operations
Revenue
Telecommunications Services	$64,221	$81,075	$91,188	$107,877	$157,368

Total revenue	64,221	81,075	91,188	107,877	157,368

Operating expenses
Cost of telecommunications services	45,868	57,022	64,198	76,000	102,815
Selling, general and administrative expenses	14,684	18,021	18,597	18,957	31,675
Restructuring costs, employee termination and other items	641	—	958	701	7,677
Depreciation and amortization	1,733	2,791	3,896	7,296	17,157

Total operating expenses	62,926	77,834	87,649	102,954	159,324

Operating (loss) income	1,295	3,241	3,539	4,923	(1,956)
Other expense
Interest expense, net	(849)	(1,407)	(2,491)	(4,686)	(8,408)
Loss on debt extinguishment	—	—	—	—	(706)
Other expense, net	24	(368)	(218)	(1,054)	(11,724)

Total other expense	(825)	(1,775)	(2,709)	(5,740)	(20,838)

Loss before income taxes	470	1,466	830	(817)	(22,794)
Income tax (benefit) expense	16	96	575	746	(2,005)

Net loss	$454	$1,370	$255	$(1,563)	$(20,789)

Balance Sheet Date (at period end)
Assets
Cash, cash equivalents and investments	$5,548	$6,562	$3,249	$4,726	$5,785
Property and equipment, net	2,235	1,674	3,262	5,494	20,450
Intangible assets	7,613	5,732	11,828	20,903	43,618
Goodwill	29,156	29,046	40,950	49,793	67,019
Total assets	55,761	53,961	78,325	97,756	171,756
Liabilities
Deferred revenue	6,112	5,898	6,157	6,588	6,797
Long-term debt	244	12,020	21,312	34,981	85,960
Total liabilities	42,747	36,878	60,194	80,717	162,246
Total stockholders’ equity	13,014	17,083	18,131	17,039	9,510

Certain Non-GAAP Financial Measures and Reconciliations to Their GAAP Equivalents

The Company is providing below financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA and Unlevered Free Cash Flow. EBITDA, Adjusted EBITDA and Unlevered Free Cash Flow are not measures of our financial performance under GAAP and should not be considered in isolation or as alternatives to net earnings or other performance measures derived in accordance with GAAP, or as alternatives to cash flows from operating activities as measures of liquidity.

The following table reflects the reconciliation of EBITDA, Adjusted EBITDA and Unlevered Free Cash Flow to net loss calculated in accordance with GAAP for the years ended December 31, 2009, December 31, 2010, December 31, 2011, December 31, 2012 and December 31, 2013.

	FISCAL YEAR ENDED
(In thousands)	DECEMBER 31, 2009	DECEMBER 31, 2010	DECEMBER 31, 2011	DECEMBER 31, 2012	DECEMBER 31, 2013
Net income/(loss)	$454	$1,370	$255	$(1,563)	$(20,789)
Provision for income taxes	16	96	575	746	(2,005)
Interest and other, net	825	1,775	2,709	5,740	20,132
Depreciation and amortization	1,733	2,791	3,896	7,296	17,157

EBITDA	3,028	6,032	7,435	12,219	14,495
Restructuring costs, employee termination and other items	641	—	958	701	7,677
Loss on debt extinguishment	—	—	—	—	706
Non-cash compensation	551	644	698	610	1,466

Adjusted EBITDA	$4,220	$6,676	$9,091	$13,530	$24,344
Capital expenditures	(389)	(186)	(530)	(1,839)	(4,053)

Unlevered Free Cash Flow (as defined below)	$3,831	$6,490	$8,561	$11,691	$20,291

Adjusted EBITDA represents EBITDA, as adjusted to exclude certain one-time expenses including costs associated with employee terminations and other non-recurring items and non-cash compensation. GTT presents Adjusted EBITDA as a supplemental measure of GTT’s performance. GTT also presents Adjusted EBITDA because GTT believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry and in measuring the ability of issuers to meet debt service obligations. In evaluating Adjusted EBITDA, you should be aware that in the future GTT may incur expenses similar to the adjustments in this presentation. GTT’s presentation of Adjusted EBITDA should not be construed as an inference that GTT’s future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is not a measurement of GTT’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. In addition to Adjusted EBITDA, GTT management uses Unlevered Free Cash Flow, which measures the ability of Adjusted EBITDA to cover capital expenditures. Adjusted EBITDA is a performance, rather than a cash flow measure. Correlating our capital expenditures to our Adjusted EBITDA does not imply that we will be able to fund such capital expenditures solely with cash from operations.

	THREE MONTHS ENDED
(In thousands)	SEPTEMBER 30, 2013	DECEMBER 31, 2013	MARCH 31, 2014	JUNE 30, 2014	SEPTEMBER 30, 2014
	(Unaudited)
Statement of Operations
Revenue
Telecommunications Services	$45,106	$46,100	$47,469	$48,054	$49,161

Total revenue	45,106	46,100	47,469	48,054	49,161

Operating expenses
Cost of telecommunications services	29,538	29,394	29,888	29,454	29,891
Selling, general and administrative expenses	8,391	9,267	9,656	10,692	11,001
Restructuring costs, employee termination and other items	—	—	—	—	3,342
Depreciation and amortization	5,157	5,255	5,556	5,476	5,878

Total operating expenses	43,086	43,916	45,100	45,622	50,112

Operating (loss) income	2,020	2,184	2,369	2,432	(951)
Other expense
Interest expense, net	(2,445)	(2,784)	(2,410)	(2,584)	(1,761)
Loss on debt extinguishment	—	—	—	—	(3,104)
Other expense, net	(3,449)	(5,535)	(8,879)	589	(215)

Total other expense	(5,894)	(8,319)	(11,289)	(1,995)	(5,080)

Loss before income taxes	(3,874)	(6,135)	(8,920)	437	(6,031)
Income tax (benefit) expense	416	(2,442)	746	(539)	605

Net (loss)/income	$(4,290)	$(3,693)	$(9,666)	$976	$(6,636)

Balance Sheet Date (at period end)
Assets
Cash, cash equivalents and investments	$4,897	$5,785	$7,241	$22,538	$41,610
Property and equipment, net	20,401	20,450	18,589	17,359	16,269
Intangible assets	44,013	43,618	40,638	40,893	45,085
Goodwill	74,604	67,019	67,019	67,959	71,082
Total assets	180,508	171,756	168,531	187,814	211,370
Liabilities
Deferred revenue	7,238	6,797	7,202	7,357	7,486
Long-term debt	82,905	85,960	87,105	81,570	119,500
Total liabilities	169,728	162,246	168,582	157,252	177,036
Total stockholders’ equity (deficit)	10,780	9,510	(51)	30,562	34,334

Certain Non-GAAP Financial Measures and Reconciliations to Their GAAP Equivalents

The Company is providing below financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA and Unlevered Free Cash Flow. EBITDA, Adjusted EBITDA and Unlevered Free Cash Flow are not measures of our financial performance under GAAP and should not be considered in isolation or as alternatives to net earnings or other performance measures derived in accordance with GAAP, or as alternatives to cash flows from operating activities as measures of liquidity.

The following table reflects the reconciliation of EBITDA, Adjusted EBITDA and Unlevered Free Cash Flow to net loss calculated in accordance with GAAP for the three months ended September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014.

	THREE MONTHS ENDED
(In thousands)	SEPTEMBER 30, 2013	DECEMBER 31, 2013	MARCH 31, 2014	JUNE 30, 2014	SEPTEMBER 30, 2014
	(Unaudited)
Net (loss)/income	$(4,290)	$(3,693)	$(9,666)	$976	$(6,636)
Provision for income taxes	416	(2,442)	746	(539)	605
Interest and other, net	5,894	8,319	11,289	1,995	1,976
Depreciation and amortization	5,157	5,255	5,556	5,476	5,878

EBITDA	7,177	7,439	7,925	7,908	1,823
Restructuring costs, employee termination and other items	—	—	—	—	3,342
Loss on debt extinguishment	—	—	—	—	3,104
Non-cash compensation	386	573	489	656	669

Adjusted EBITDA	$7,563	$8,012	$8,414	$8,564	$8,938
Capital expenditures	(1,330)	(1,725)	(1,719)	(926)	(413)

Unlevered Free Cash Flow (as defined below)	$6,233	$6,287	$6,695	$7,638	$8,525

Adjusted EBITDA represents EBITDA, as adjusted to exclude certain one-time expenses including costs associated with employee terminations and other non-recurring items and non-cash compensation. GTT presents Adjusted EBITDA as a supplemental measure of GTT’s performance. GTT also presents Adjusted EBITDA because GTT believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry and in measuring the ability of issuers to meet debt service obligations. In evaluating Adjusted EBITDA, you should be aware that in the future GTT may incur expenses similar to the adjustments in this presentation. GTT’s presentation of Adjusted EBITDA should not be construed as an inference that GTT’s future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is not a measurement of GTT’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. In addition to Adjusted EBITDA, GTT management uses Unlevered Free Cash Flow, which measures the ability of Adjusted EBITDA to cover capital expenditures. Adjusted EBITDA is a performance, rather than a cash flow measure. Correlating our capital expenditures to our Adjusted EBITDA does not imply that we will be able to fund such capital expenditures solely with cash from operations.

BUSINESS

Overview

GTT Communications, Inc., together with its consolidated subsidiaries, is a premier, global cloud network provider delivering connectivity and transit to over 2,000 enterprise, carrier and government customers in over 100 countries as of September 30, 2014. Our global, proprietary Ethernet and Internet Protocol (IP) backbone is one of the most interconnected Ethernet service platforms around the world, and according to industry sources our IP backbone is the fourth largest in the world in terms of data traffic carried. We provide reliable, scalable and secure solutions, including private, public and hybrid cloud networking, high bandwidth IP transit for content delivery and hosting applications, on-demand and high-demand network capacity to support varying needs and network-to-network carrier interconnects.

We deliver three primary services to our customers—EtherCloud, our flexible Ethernet-based connectivity service; Internet Services, our reliable, high bandwidth Internet connectivity services; and Managed Services, our provision of fully managed network services so organizations can focus on their core business. Our extensive network and broad geographic reach enable us to cost-effectively deliver the bandwidth, scale and security demanded by our customers. We seek to further extend our network globally while delivering exceptional client service with simplicity, speed and agility.

We have designed, delivered and managed services in all six populated continents around the world. Our service expansion is largely customer-driven, and we have also grown our company through a series of acquisitions. For the year ended December 31, 2013, approximately 57% of our revenue was attributable to our customers based in the United States and 43% in the rest of the world. In the third quarter of 2014, approximately 55% of revenues were derived from the U.S. with all remaining revenues derived outside of the U.S.

Our Industry and Market Opportunity

We conduct business in the network services industry, which has experienced significant growth. The markets for global enterprise Ethernet services and Internet services are large and growing. According to Infonetics, sales of Ethernet and MPLS IP VPN services were estimated at $55.8 billion in 2012 and are expected to grow to $86.1 billion in 2017, representing a compound annual growth rate of 9% over the period. Also according to Insight Research, sales of Dedicated Internet Access services were estimated at $42.5 billion in 2012 and are expected to grow at an annual rate of approximately 8% through 2017 to $61.3 billion.

We believe there are several specific trends that are driving growth in the enterprise Ethernet services and the Internet services markets:

■	Rapid Internet data growth—Internet traffic has expanded significantly in recent years and is expected to continue to do so. Some of the factors driving this growth include the increased use of bandwidth for applications within enterprise networks, the migration out of traditional data centers to cloud-based solutions for IT needs, and the proliferation of online video, online gaming and other data-intensive applications. As enterprises, carriers and content delivery networks vie to address this growth in traffic, we expect that they will seek solutions allowing them to scale their networks while maintaining reliability, security and cost-effectiveness.

■	Expanding Ethernet bandwidth capacity—While enterprises and carriers still heavily employ 10 GB Ethernet in their networks, the increasing demand for bandwidth is leading many to upgrade network interconnections to higher-capacity (e.g., 100 GB) connectivity. This migration will allow for higher-capacity and more flexible and scalable enterprise, service provider and data center networks while requiring more sophisticated networking providers who can support these demands.

■

Improving communications infrastructure in emerging markets for Ethernet services—Traditionally, telecommunications spend has been focused in the Northern Hemisphere; however, the expansion of undersea connectivity and the ubiquity of high-speed broadband Internet access are driving demand in new markets around the world. As broadband access in emerging markets expands and the requisite infrastructure is built out, robust connectivity services, such as hosted Ethernet, will be required to efficiently and reliably access global networks. Due to these trends, we anticipate strong market growth for Ethernet and Internet services in emerging markets.

Our Services

We provide three primary services to our customers, EtherCloud, Internet Services and Managed Services.

■	EtherCloud—We offer one of the most interconnected Ethernet services platforms around the world. Our reliable, scalable and secure global infrastructure enables us to provide private, public and hybrid cloud network solutions to our customers. Our EtherCloud services are available in three primary configurations: Point-to-Point or Ethernet Private Line (EPL), Point-to-Multi-Point or Ethernet Virtual Private Line (EVPL) and Multi-Point-to-Multi-Point or Virtual Private LAN Services (VPLN). We provide bandwidth speeds from 10 Mbps to 10 Gbps per port, typically in fixed monthly commitments with burstable capacity.

■	Internet Services—We offer Internet Services delivered on the fourth largest IP backbone, as measured by industry sources. We service approximately 137,000 routes, connecting approximately one-third of Internet prefixes, with guaranteed packet delivery. Our Internet Services are flexible to deliver multiple port interfaces—Fast Ethernet (FastE), Gigabit Ethernet (GigE) and 10 Gigabit Ethernet (10GigE). Also we support a dual stack of IPv4 and IPv6 protocols, enabling us to deliver seamless IPv6 services alongside existing IPv4 services. Our robust, carrier class infrastructure enables us to offer guaranteed traffic delivery and burstable capacity.

■	Managed Services – We provide fully managed router, firewall and security network services so organizations can focus on their core business, including monitoring, installation, procurement, fault management, configuration and maintenance.

Additionally, we may provide adjacent services in conjunction with our core EtherCloud, Internet Services. Some of these additional services include unified communications and collaboration solutions (UCC), DDoS mitigation, managed customer premises equipment (CPE) services, and managed security. Moreover, in connection with our acquisition of UNSi in October 2014, we also acquired a VoIP business, which is not core to our business strategy. EtherCloud, Internet (IP), Private Line and Managed Service/Other constituted 35%, 46%, 13% and 6% of our revenues during the third quarter, respectively.

Our Network

The GTT backbone network is built using a multi-layer design developed to offer a high level of performance and reliability. We have deployed network assets in 24 countries and 55 metropolitan statistical areas to provide our EtherCloud, Internet Services and Managed Services to customers. We have over 200 Points of Presence, or PoPs, delivering network connectivity spanning major U.S. and European cities, and we have established Ethernet hubs with various carriers and multiple connections to Tier 1 IP providers.

Our private, long-haul optical network provides the foundation for an Ethernet-over-MPLS mesh between core backbone routers in each market. This same infrastructure also provides dedicated data transport services to customers in GTT’s backbone cities.

Built on top of our highly-resilient multi-homed optical transport network, our IP Network was engineered to provide high levels of capacity and performance, even when utilizing enhanced services such as traffic analysis, DDoS mitigation and traffic filtering.

Additionally, we have over 1,000 supplier relationships worldwide from which we source bandwidth and other services and combine our own network assets to meet our customers’ requirements. Through our extensive supplier relationships, our customers have access to an array of service providers without having to manage multiple contracts. Our supplier management team works with our suppliers to acquire updated pricing and network asset information and negotiate purchase agreements when appropriate. In some cases, we have electronic interfaces into our suppliers’ pricing systems to provide our customers with real time pricing updates. Our supplier management team is constantly seeking out strategic partnerships with new carriers, negotiating favorable terms on existing contracts and looking to expand each supplier’s product portfolio. These partnerships are reflected in long-term contracts, commonly referred to as Master Service Agreements. All of these efforts are aimed at providing greater choice, flexibility and cost savings for our customers. We are committed to using high-quality suppliers, and our supplier management team continually monitors supplier performance. Due to the nature of our network and the flexibility provided by these supplier relationships, we can usually provide additional network connectivity and capacity requested by customers with limited incremental capital expenditures.

Our network is supported by our Engineering Group, our Network Operations Center and our Information and Technology Group. Our Engineering Group is responsible for the overall network architecture, including design, deployment, capacity management and maintenance, and the Engineering Group also provides technical support for our business units and the network operations group. Our Network Operations Center is responsible for the active monitoring, reception, prioritization and resolution of network-related events in addition to responding to other client requirements. Our Information and Communications Technology group manages all internal activities for network, server/desktop and telecom support.

Our Customers

We sell our services largely through a direct sales force located in North America, Europe and Asia Pacific, as well as through independent sales channels. As of September 30, 2014, we had over 2,000 customers globally. Revenues from enterprise customers comprised 55% of revenues in the third quarter with revenues from carrier and government customers making up 35% and 10% of revenues for the third quarter, respectively. For the nine months ended September 30, 2014, our five largest customers accounted for approximately 19% of consolidated revenue.

Our customer contracts for network services and support are generally for initial terms of one to three years, with some contracts calling for terms in excess of five years. Following the initial terms, these agreements typically provide for renewal automatically for specified periods ranging from one month to one year. Our prices are fixed for the duration of the contract, and we typically bill in advance for such services. If a customer terminates its agreement, the terms of our customer contracts typically require full recovery of any amounts due for the remainder of the term (or at a minimum, our liability to the underlying suppliers). To date, we have experienced strong customer retention rates.

Sales and Marketing

We market our products and services through a direct sales force and independent sales channels. We differentiate and sell the value of our product offerings primarily based on product quality and performance, delivery reliability, price, and customer technical service.

Historically, our direct sales force has been concentrated in the United States and the United Kingdom, and most of our sales representatives have many years of experience in selling to multinational enterprises, governmental entities, service providers and carriers. We are in the process of expanding the size of our sales force, and at September 30, 2014 we had over 60 direct sales representatives. To expand our direct sales force, we seek to recruit seasoned industry experts with deep ties to the direct enterprise, government and wholesale markets. We are also expanding the geographic reach of our direct sales force, and we recently opened a sales office in Hong Kong to help address the Asia-Pacific market. We will continue to evaluate global additions to our sales offices and sales force.

Our sales activities are specifically focused on building relationships with our new clients, and driving expansion within existing accounts. Because our markets are highly competitive, we believe that personal relationships and quality of service delivery remain important in winning new and repeat customer business. We are currently emphasizing our sales efforts on higher margin opportunities, particularly opportunities with enterprise clients where there are upsell opportunities and higher renewal rates. The average sales cycle can be as little as two to six weeks for existing customers and three to six months or longer for new customers with complicated service requirements.

In addition to our sales force, we maintain project management teams to assure the successful implementation of customer services after the sale. A project manager is assigned to each customer order to ensure that the underlying network facilities required for the solution are provisioned, that the customer is provided with status reports on its service, and that any difficulties related to the installation of a customer order are proactively managed.

Our marketing activities are designed to generate awareness and familiarity of our value proposition with our target accounts, develop new products to meet the needs of our customer base, and communicate to our target markets, thereby reinforcing our value proposition among our customers’ key decision makers.

Competition

Our competition consists primarily of traditional, facilities-based providers, including companies that provide network connectivity and internet access principally within one continent or geographical region, such as CenturyLink, KPN, XO and COLT. We also compete against carriers who provide network connectivity on a multi-continent, or global basis, such as AT&T, British Telecom, Deutsche Telekom, Level 3, and Verizon Business. Many of these competitors have substantially greater financial, technical, marketing, and other resources, have better brand or corporate name recognition and have large, existing customer bases in the markets in which we compete. In addition, we face competition from new entrants to the communications services market, many of whom offer services that are similar to our services.

We believe that that competition is based on many factors, including price, capacity, reliability, security, customer support, brand recognition and simplicity of access, use and expansion. Certain of our competitors are able to offer lower prices than we can, but we believe that our emphasis on reliability, scalability and security provide us with a competitive advantage. We also believe that we are well positioned to take advantage of opportunities with multinational enterprises, since our regional competitors typically do not provide the geographic network coverage that we have and our carrier competitors have historically underserved these customers.

Our Growth Strategy

Our goal is to be the leading provider of reliable, scalable and secure cloud networking services across a global Tier 1 IP network with one of the most interconnected Ethernet service platforms around the world. The key elements of our strategy are as follows:

■	Grow our geographic footprint and connectivity with any application in the cloud—Our reliable, scalable and secure global network infrastructure provides us with the foundation to deliver flexible solutions to our customers worldwide. Today, our network routes are primarily in the Northern Hemisphere, and we have experienced significant traction in the United States, Italy and the United Kingdom. We believe that by selectively expanding our network to the Southern Hemisphere we will be able to address the needs of customers based in Africa, Asia-Pacific and South America. We plan to further expand our direct sales force by adding new sales representatives in our existing geographies, as well as in new geographies, to extend our customer relationships. To complement this organic growth, we have executed multiple acquisitions to enhance our service offerings, acquire strategic network assets and expand our sales force and customer base. We intend to continue to pursue acquisitions to complement our current service offerings by entering new geographies and enhancing our services.

■	Expand our cloud networking service portfolio to multinational clients—Our optical transport network was engineered to provide a high level of capacity and performance to our customers, and we continue to invest in and grow the capacity of our network. For example, in February 2014, we added 100 Gigabit optical wavelengths of backbone capacity to support the growing number of worldwide enterprises demanding this service. We also continuously assess opportunities to extend our cloud networking services. By leveraging our robust network and extensive customer relationships, we have the opportunity to offer our customers multiple value-added services to increase our share of the customer’s overall communications spend.

■	Deliver outstanding client experience with simplicity, speed and agility—We are committed to providing superior customer service, which we believe makes us attractive to multinational enterprise customers. Through our extensive supplier relationships, our customers have access to an array of service providers without having to manage multiple contracts, and we are continually working with our supplier network to provide greater choice, flexibility and cost savings to customers, when and where their network needs arise. We provide customized design with guaranteed performance that distinguishes us from others in our competitive landscape.

Our Strengths

We believe the following strengths differentiate us and position us to win in the marketplace.

■	Significant addressable market—We are focused on the growing core Ethernet and Internet service needs of multinational enterprises, carriers and governments. We believe these segments are underserved by global incumbents and are not adequately addressed by regional carriers, providing us the opportunity to increase market share and expand our worldwide customer base. Adjacent areas such as hosted unified communications, cloud computing services, DDoS mitigation, managed security and other managed services offer additional opportunities for us to expand our services.

■	Substantial growth opportunity—We have historically experienced strong revenue and EBITDA growth and believe we can continue this momentum. Our organic growth engine is driven by our built-to-scale platform and a growing direct sales force. Historically, we have complimented organic growth by effectively executing a well-defined acquisition strategy. Based on our network, service offerings and target customer base, we believe we are well positioned to continue to experience strong growth in the future.

■	Strong competitive position—We operate the fourth largest IP backbone in the world in terms of data-traffic carried, according to industry sources, with the ability to expand into new geographic regions in an efficient manner, which positions us to penetrate new geographies and expand our customer base. We believe that we are able to offer our customers solutions with speed, simplicity and agility unmatched by our competitors, and we have expanded our quota-carrying sales force for the purpose of driving additional organic growth.

■	Compelling business model—We provide our customers with network services based on recurring revenue contracts and scheduled orders to install, improving our overall visibility into revenue. For the nine-month period ended September 30, 2014, approximately 90% of our revenue was monthly recurring revenue. This revenue visibility is complemented by a capital-efficient model, with little incremental costs necessary to support higher traffic volumes. We believe these factors position us for continued growth while improving operating leverage.

■	Experienced management team—We have a seasoned management team with broad experience managing high-growth businesses in networking and communications. They are committed to further expanding our market position through both organic and inorganic growth and have a proven ability to identify and integrate various businesses.

Acquisition Strategy

We have augmented the organic growth of our business with a series of acquisitions that have helped us to enhance our service offerings, acquire strategic network assets in new geographies and expand our sales force and customer base. In addition to our acquisition of UNSi described below, over the last three years we have completed the acquisition of PacketExchange, a United Kingdom based business, that broadened our global customer base to over 1,100 clients and expanded our portfolio of data services to include global Ethernet / peering, cloud networking and network infrastructure-as-a-service, or IaaS; nLayer Communications, a U.S.-based business, that expanded our IP transit, data transport and managed networking services portfolio; and Tinet, an Italian-based business and top five global IP transit service provider, that provided us with a leading IPv6 network having over 120 points of presence, or PoPs, in 24 countries. Over the course of these and earlier acquisitions we have developed an approach to acquisitions that helps us to successfully identify, acquire and integrate businesses. Our approach includes, but is not limited to, (1) financial discipline in identifying target opportunities and negotiating terms, with a focus on post-integration EBITDA, (2) executing on near-term identifiable cost savings and (3) fully integrating brands, processes and networks rapidly after the acquisition.

UNSi Acquisition

On October 1, 2014, we acquired American Broadband, Inc. d/b/a United Network Services, Inc., a Delaware corporation (“UNSi”), for an aggregate purchase price of $40.0 million, payable in a combination of cash and 231,539 shares of our common stock. The cash portion of the purchase price delivered was reduced by certain working capital adjustments and other deductions for UNSi’s (i) outstanding indebtedness, (ii) transaction expenses that remained unpaid as of the closing of the Merger and (iii) severance payments and other transaction bonuses paid to members of UNSi’s management. As security for UNSi’s indemnification obligations under the acquisition agreement, 10% of the purchase price is being withheld for one year following the closing of the transaction. UNSi provides local, cellular and long distance phone service; advanced data services; high-speed Internet data by wireless, DSL and cable modem Internet services; and video and cable television services in Alaska, Louisiana, Missouri, Nebraska and Texas. The Company expects to incur a one-time restructuring charge in the fourth quarter of approximately $6-7 million related to a reduction in headcount and the termination of leases and contracts.

Government Regulation

In connection with certain of our service offerings, we may be subject to federal, state, and foreign regulations. United States Federal laws and Federal Communications Commission, or FCC, regulations generally apply to interstate telecommunications and international telecommunications that originate or terminate in the United States, while state laws and regulations apply to telecommunications transmissions ultimately terminating within the same state as the point of origination. A foreign country’s laws and regulations apply to telecommunications that originate or terminate in, or in some instances traverse, that country. The regulation of the telecommunications industry is changing rapidly, and varies by service and from state to state and from country to country.

Where certification or licensing is required, carriers are required to comply with certain ongoing responsibilities. For example, we may be required to submit periodic reports to various telecommunications regulatory authorities relating to the provision of services within the relevant jurisdiction. Another potential ongoing responsibility relates to payment of regulatory fees and the collection and remittance of surcharges and fees associated with the provision of telecommunications services. Some of our services are subject to these assessments, depending upon the jurisdiction, the type of service, and the type of customer.

Federal Regulation

Generally, the FCC has chosen not to heavily regulate the charges or practices of non-dominant carriers. For example, we are not required to tariff the interstate inter-exchange private line services we provide, but need only to post terms and conditions for such services on our website. In providing certain telecommunications services, however, we may remain subject to the regulatory requirements applicable to common carriers, such as providing services at just and reasonable rates, filing the requisite reports, and paying regulatory fees and contributing to universal service. Our VoIP services are subject to various regulatory requirements at the federal level. These include requirements to provide E911 services, provide access for persons with disabilities, comply with obligations under the Communications Assistance with Law Enforcement Act (“CALEA”), provide notice of outages, comply with discontinuance of service obligations, and contribute to universal service and other funds.

The FCC also releases orders and takes other actions from time to time that modify the regulations applicable to services provided by carriers such as us; these orders and actions can result in additional (or reduced) reporting or payment requirements, or changes in the relative rights and obligations of carriers with respect to services they provide to each other or to other categories of customers. These changes in regulation can affect the services that we procure and/or provide and, in some instances, may affect demand for or the costs of providing our services.

State Regulation

The Telecommunications Act of 1996, as amended, generally prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing any interstate or intrastate telecommunications service. However, states retain jurisdiction to adopt regulations necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of communications services, and safeguard the rights of consumers. Generally, each carrier must obtain and maintain certificates of authority from regulatory bodies in states in which it offers intrastate telecommunications services. In most states, a carrier must also file and obtain prior regulatory approval of tariffs containing the rates, terms and conditions of service for its regulated intrastate services. A state may also impose telecommunications regulatory fees, fees related to the support for universal service, and other costs and reporting obligations on providers of services in that state. We are currently authorized to provide intrastate services in more than 20 states and the District of Columbia as an interexchange carrier and/or a competitive local provider. With respect to our VoIP services, states are prohibited from regulating the entry or exit of providers, but may assess state universal service support, E911 surcharges and other regulatory surcharges on VoIP services.

Foreign Regulation

Generally, the provisioning to U.S. customers of international telecommunications services originating or terminating in the United States is governed by the FCC. In addition, the regulatory requirements to operate within a foreign country or to provide services to customers within that foreign country vary from jurisdiction to jurisdiction, although in some respects regulation in the Western European markets is harmonized under the regulatory structure of the European Union. As opportunities arise in particular nations, we may need to apply for and acquire various authorizations to operate and provide certain kinds of telecommunications services. Although some countries require complex application procedures for authorizations and/or impose certain reporting and fee payment requirements, others simply require registration with or notification to the regulatory agency and some simply operate through general authorization with no filing requirement at all.

Intellectual Property

We do not own any patent registrations, applications or licenses. We maintain and protect trade secrets, know-how, and other proprietary information regarding many of our business processes and related systems and databases.

Employees

As of September 30, 2014, we had a total of 215 employees and full-time equivalents.

DILUTION

Purchasers of shares of our common stock offered by this prospectus supplement and the accompanying prospectus will experience an immediate dilution in the net tangible book value of their common stock from the public offering price of the shares of common stock. The net tangible book value of our common stock as of September 30, 2014 was approximately $(81.8) million, or $(2.83) per share per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2014. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering, and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of                 shares of our common stock at an offering price of $             per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2014 would have been approximately $             million, or $            per share. The change represents an immediate increase in net tangible book value of $             per share to existing stockholders and immediate dilution of $             per share to investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Public offering price per share			$
Net tangible book value per share of as September 30, 2014		$(2.83)
Increase in net tangible book value per share attributable to investors purchasing our common stock in this offering	$
As adjusted net tangible book value per share after this offering			$
Dilution per share to investors purchasing our common stock in this offering			$

The above discussion and table are based on 28,888,975 shares outstanding as of September 30, 2014, and exclude as of that date:

■	1,413,148 shares of common stock issuable upon the exercise of stock options we have granted, having a weighted average exercise price of $5.07 per share; and

■	980,573 shares of common stock available for future issuance under our 2006 Employee, Director and Consultant Stock Plan and 2011 Employee, Director and Consultant Stock Plan.

To the extent that outstanding options have been or may be exercised or other shares issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX

CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion summarizes certain material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of our common stock purchased in this offering by a non-U.S. holder (as defined below). This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (Code), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences to non-U.S. holders described in this prospectus.

There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will not be sustained by a court. No ruling from the IRS has been obtained with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

This discussion is for general information only and is not tax advice. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not any of the following for U.S. federal income tax purposes:

■	an individual who is a citizen or a resident of the United States;

■	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

■	an estate whose income is subject to U.S. federal income taxation regardless of its source;

■	a trust (a) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

■	an entity that is disregarded as separate from its owner for U.S. federal income tax purposes if all of its interests are owned by a single person described above.

An individual may be treated, for U.S. federal income tax purposes, as a resident of the United States in any calendar year by being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. The 183-day test is determined by counting all of the days the individual is treated as being present in the current year, one-third of such days in the immediately preceding year and one-sixth of such days in the second preceding year. Residents are subject to U.S. federal income tax as if they were U.S. citizens.

This discussion assumes that a prospective non-U.S. holder will hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, including the tax on net investment income imposed by Section 1411 of the Code. In addition, this discussion does not address any aspect of U.S. federal alternative minimum, U.S. state or U.S. local or non-U.S. taxes, or the special tax rules applicable to particular non-U.S. holders, such as:

■	insurance companies and financial institutions;

■	tax-exempt organizations;

■	partnerships or other pass-through entities;

■	regulated investment companies or real estate investment trusts;

■	pension plans;

■	persons who received our common stock as compensation;

■	brokers and dealers in securities;

■	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

■	former citizens or residents of the United States subject to tax as expatriates.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes is an owner of our common stock, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. We urge any owner of our common stock that is a partnership and partners in that partnership to consult their tax advisors regarding the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock.

Distributions on Our Common Stock

Any distribution on our common stock paid to non-U.S. holders will generally constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will generally constitute a return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, and will be applied against and reduce the non-U.S. holder’s adjusted tax basis. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on Sale, Exchange or Other Disposition of Our Common Stock.”

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, dividends paid to a non-U.S. holder that are not treated as effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% on the gross amount paid, unless the non-U.S. holder is entitled to an exemption from or reduced rate of withholding under an applicable income tax treaty. In order to claim the benefit of a tax treaty, a non-U.S. holder must provide a properly executed IRS Form W-8BEN (or successor form) prior to the payment of dividends. A non-U.S. holder eligible for a reduced rate of withholding pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

Dividends paid to a non-U.S. holder that are treated as effectively connected with a trade or business conducted by the non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, are also attributable to a permanent establishment or a fixed base maintained within the United States by the non-U.S. holder) are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To obtain the exemption, a non-U.S. holder must provide a properly executed IRS Form W-8ECI (or successor form) prior to the payment of the dividend. Dividends received by a non-U.S. holder that are treated as effectively connected with a U.S. trade or business generally are subject to U.S. federal income tax at rates applicable to U.S. persons. A non-U.S. holder that is a corporation may, under certain circumstances, be subject to an additional “branch profits tax” imposed at a rate of 30%, or such lower rate as specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder who provides an IRS Form W-8BEN, Form W-8ECI or other form must update the form or submit a new form, as applicable, if there is a change in circumstances that makes any information on such form incorrect.

Gain On Sale, Exchange or Other Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, a non-U.S. holder will generally not be subject to any U.S. federal income tax or withholding on any gain realized from the non-U.S. holder’s sale, exchange or other disposition of shares of our common stock unless:

■	the gain is effectively connected with a U.S. trade or business (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained within the United States by the non-U.S. holder), in which case the gain will be taxed on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person, and, if the non-U.S. holder is a corporation, the additional branch profits tax described above in “Distributions on Our Common Stock” may also apply;

■	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any; or

■	we are, or have been at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter), a “United States real property holding corporation.”

Generally, we will be a “United States real property holding corporation” (USRPHC) if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we have not been and are not currently, and do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of distributions paid to such holder and the amount of tax withheld, if any. Copies of the information returns filed with the IRS to report the distributions and withholding may also be made available to the tax authorities in a country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

The United States imposes a backup withholding tax on the gross amount of dividends and certain other types of payments. Dividends paid to a non-U.S. holder will not be subject to backup withholding if proper certification of foreign status (usually on IRS Form W-8BEN) is provided, and we do not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person. In addition, no backup withholding or information reporting will be required regarding the proceeds of a disposition of our common stock made by a non-U.S. holder within the United States or conducted through certain U.S. financial intermediaries if the payor receives the certification of foreign status described in the preceding sentence and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person or the non-U.S. holder otherwise establishes an exemption. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them. Proceeds of a disposition of our common stock made through a non-U.S. office of a non-U.S. holder generally will not be subject to backup withholding on information reporting.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner.

U.S. Federal Estate Tax

An individual non-U.S. holder who is treated as the owner, or who has made certain lifetime transfers, of an interest in our common stock will be required to include the value of the common stock in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Legislation Relating to Foreign Accounts

In addition to the withholding described above, legislation enacted in 2010, known as the Foreign Account Tax Compliance Act (“FATCA”), generally imposes a withholding tax of 30% on dividends paid with respect to our common stock and on the gross proceeds of a sale or other disposition of our common stock, if the payments are made to a foreign entity, unless certain diligence, reporting, withholding and certification obligations and requirements are met. Subsequent U.S. Treasury regulations have delayed the implementation of withholding under FATCA with respect to dividends paid after June 30, 2014, and with respect to payments of gross proceeds from the sale or other disposition of our common stock made after December 31, 2016.

The withholding under FATCA may be avoided if (i) the foreign entity is a “foreign financial institution” (as defined in the Code) and such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) the foreign entity is not a “foreign financial institution” and makes a certification identifying its substantial U.S. owners (as defined in the Code) or makes a certification that such foreign entity does not have any substantial U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Non-U.S. holders should consult their own tax advisors regarding the implications of this legislation on their investment in our common stock.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated December     , 2014, between us and Jefferies LLC, as the representative of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the shares of common stock shown opposite its name below:

UNDERWRITER	SHARES
Jefferies LLC	$
William Blair & Company, L.L.C.
Pacific Crest Securities LLC
Craig-Hallum Capital Group LLC
Drexel Hamilton, LLC

Total	$

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $             per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $             per share of common stock to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            . .

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “GTT”.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of             shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We have agreed, subject to specified exceptions, not to directly or indirectly:

•	offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly or file with the Commission a registration statement under the Act relating to, any securities of the Company that are substantially similar to our common stock, including but not limited to any options or warrants to purchase shares of common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock, or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, or any such other securities, whether any such transaction described paragraph is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Our directors and certain of our executive officers have agreed, subject to specified exceptions, not to directly or indirectly:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any common stock or any securities convertible into or exchangeable or exercisable for common stock, whether now owned or hereafter acquired by such director or executive officer or with respect to which such director or executive officer has or hereafter acquires the power of disposition, or file, make any demand with respect to, cause to be filed, or exercise any right with respect to any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing; or

■	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, or any such other securities, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus. However, subject to certain exceptions, in the event that either:

■	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

■	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Jefferies LLC waives, in writing, such an extension.

Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any common shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

■	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive; to legal entities which are qualified investors as defined under the Prospectus Directive;

■	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

■	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer common shares to the public” in relation to the common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

■	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

■	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

■	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

■	where no consideration is or will be given for the transfer;

■	where the transfer is by operation of law;

■	as specified in Section 276(7) of the SFA; or

■	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

■	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

■	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

■	a person associated with the Company under section 708(12) of the Corporations Act; or

■	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

LEGAL MATTERS

The validity of the securities offered and to be offered hereby and certain other legal matters will be passed upon for us by Kelley Drye & Warren LLP. Latham & Watkins LLP is counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by CohnReznick LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of United Network Services, Inc. and its subsidiary for the fiscal year ended December 31, 2012 and the fiscal year ended December 31, 2011, have been audited by Sisterson & Co. LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of United Network Services, Inc. for the fiscal year ended December 31, 2013 have been audited by Grassi & Co., CPAs, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of NT Network Services, LLC, SCS and subsidiaries for the year ended December 31, 2012 and the audited financial statements for Tinet S.P.A and subsidiaries. for the year ended December 31, 2011 have been audited by Grassi & Co., CPAs, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Exchange Act. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock described in this prospectus supplement and the accompanying prospectus. References to the “registration statement” or the “registration statement of which this prospectus supplement is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus supplement or the accompanying prospectus. The registration statement is available to the public over the Internet at the SEC’s web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus supplement or the accompanying prospectus with respect to a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. We maintain a web site at http://www.gtt.net. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and, if applicable, supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement or the accompanying prospectus.

We specifically incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below which have previously been filed with the SEC:

■	Our annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 18, 2014;

■	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the SEC on May 9, 2014;

■	Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2014, filed with the SEC on August 12, 2014;

■	Our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed with the SEC on November 12, 2014;

■	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013 from our Definitive Proxy Statement on Schedule 14A for our 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 23, 2014;

■	Our current reports on Form 8-K and Form 8-K/A filed with the SEC on January 6, 2014, February 24, 2014, February 25, 2014, May 20, 2014, May 23, 2014, June 9, 2014, August 12, 2014, October 7, 2014, November 5, 2014 and November 28, 2014; and

■	The description of our Common Stock contained in our “Description of Securities” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 2, 2006 and incorporated by reference into our Form 8-A (File No. 001-35965), filed with the SEC under Section 12 of the Exchange Act on November 25, 2014.

We incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering.

Notwithstanding the foregoing, unless specifically stated to the contrary, information that we furnish (and that is not deemed “filed” with the SEC) under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or the prospectus, or in any other document that is subsequently filed with the SEC and incorporated by reference into this prospectus supplement or the prospectus, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus supplement or the accompanying prospectus, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

We make available copies of the documents incorporated by reference in this prospectus supplement to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge, upon written or oral request. Such requests should be directed to:

GTT Communications, Inc.

7900 Tysons One Place, Suite 1450

McLean, Virginia 22102

Attention: Investor Relations

Telephone: (703) 442-5500

These filings can also be obtained through the SEC as described above or, with respect to certain of these documents, at our website at www.gtt.net. Except for the documents described above, information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

$200,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

1,000,000 Shares

Common Stock

Offered by Selling Stockholders

From time to time, we may offer up to $200,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock upon conversion of preferred stock, common stock or preferred stock upon conversion of debt securities, or common stock, preferred stock or debt securities upon the exercise of warrants. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus.

In addition, certain of our stockholders, and any of their pledgees, donees, transferees or other successors-in-interest, may offer and sell, from time to time, up to 1,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. Certain of the selling stockholders are identified in this prospectus and certain additional selling stockholders may be identified in one or more prospectus supplements. Neither we nor the selling stockholders are required to sell any of these securities.

This prospectus provides a general description of the securities we and the selling stockholders may offer. Each time we or the selling stockholders offer securities pursuant to this prospectus, we will provide a prospectus supplement containing specific terms of the particular offering together with this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of our securities. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by the applicable prospectus supplement.

Our common stock is listed on the NYSE MKT under the symbol “GTT.” On April 24, 2014, the closing price of our common stock on the NYSE MKT was $11.72 per share.

We or the selling stockholders may sell securities to our through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the “Plan of Distribution” section of this prospectus. The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of the these securities.

Investing in our securities involves a high degree of risk. See the “Risk Factors” section at page 2 of this prospectus and in the documents we filed with the Securities and Exchange Commission that are incorporated into this prospectus by reference, as well as the risks we describe in any accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2014.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks and other information that we include or incorporate by reference into this prospectus and any prospectus supplement. In particular, you should consider the risk factors under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent filings with the Securities and Exchange Commission, or the “SEC”, which are incorporated by reference into this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future or by a prospectus supplement relating to a particular offering of our securities. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

ABOUT THIS PROSPECTUS

In this prospectus, unless otherwise specified or the context otherwise requires, “GTT,” “we,” “us” and “our,” “our Company” or the “Company” refer to GTT Communications, Inc. and its consolidated subsidiaries. In addition, unless the context requires otherwise, reference to the “Board” refers to the Board of Directors of GTT Communications, Inc.

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration or continuous offering process. Under this shelf registration or continuous offering process, we or the selling stockholders may, from time to time, offer and sell securities pursuant to this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we sell our securities under this shelf registration or continuous offering process, we or the selling stockholders will provide a prospectus supplement that will contain specific information about the terms of that offering and the specific securities being offered. A prospectus supplement may include a discussion of any risk factors in addition to those included or incorporated herein under the heading “Risk Factors” or other special considerations applicable to those securities or to us or the selling stockholders. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under “Where You Can Find More Information” before you invest in our securities.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement that is prepared by us or on our behalf or that is otherwise authorized by us. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus and the accompanying prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operation and prospects may have changed since those dates.

We or the selling stockholders may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us or the selling stockholders directly to purchasers or through dealers or agents designated from time to time. If we or the selling stockholders, directly or through agents, solicit offers to purchase the securities, we and the selling stockholders, as the case may be, reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers. Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us and the selling stockholders. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the United States Securities Act of 1933, as amended, which we refer to as the “Securities Act”.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the SEC’s web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. We maintain a web site at http://www.gtt.net. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and, if applicable, supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement.

We specifically incorporate by reference into this prospectus the documents listed below which have previously been filed with the SEC:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 18, 2014;

•	Our current reports on Form 8-K and Form 8-K/A filed with the SEC on January 6, 2014 and February 25, 2014; and

•	The description of our Common Stock contained in our “Description of Securities” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 2, 2006 and incorporated by reference into our Form 8-A (File No. 001-35965), filed with the SEC under Section 12 of the Exchange Act on June 14, 2013.

We incorporate by reference (1) any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of the offering covered by this prospectus and any prospectus supplement and (2) any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, in each case excluding any information deemed furnished and not filed with the SEC.

Notwithstanding the foregoing, unless specifically stated to the contrary, information that we furnish (and that is not deemed “filed” with the SEC) under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference into this prospectus, the registration statement of which this prospectus is a part, or any prospectus supplement.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or any accompanying prospectus supplement, or in any other document that is subsequently filed with the SEC and incorporated into this prospectus by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus or any accompanying prospectus supplement, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any accompanying prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:

GTT Communications, Inc.

8484 Westpark Drive, Suite 720

McLean, Virginia 22102

Attention: Investor Relations

Telephone: (703) 442-5500

These filings can also be obtained through the SEC as described above or, with respect to certain of these documents, at our website at www.gtt.net. Except for the documents described above, information on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus or any prospectus supplement.

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

This prospectus, including documents we incorporate by reference into this prospectus, and any applicable prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by forward-looking words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “intend,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are only predictions. Actual events or results may differ materially.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we, nor any other person, assume responsibility for the accuracy and completeness of the forward-looking statements. We are under no obligation to update any of the forward-looking statements after the date of this prospectus and any applicable prospectus supplement to conform such statements to actual results or to changes in our expectations.

Such forward-looking statements are and will be subject to many risks, uncertainties and factors relating to our operations and the business environment that may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. You are also urged to carefully review and consider the various disclosures made by us that attempt to advise interested parties of the factors that affect our business, including without limitation the disclosures made in our Annual Report on Form 10-K for the year ended December 31, 2013 under the caption “Risk Factors.” Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to:

•	our ability to develop and market new products and services that meet customer demands and generate acceptable margins;

•	our reliance on several large customers;

•	our ability to negotiate and enter into acceptable contract terms with our suppliers;

•	our ability to attract and retain qualified management and other personnel;

•	competition in the industry in which we do business;

•	failure of the third-party communications networks on which we depend;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged;

•	our ability to maintain our databases, management systems and other intellectual property;

•	our ability to maintain adequate liquidity and produce sufficient cash flow to fund our capital expenditures and debt service;

•	our ability to obtain capital to grow our business;

•	technological developments and changes in the industry;

•	our ability to complete acquisitions or divestures and to integrate any business or operation acquired; and

•	general economic conditions.

In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our securities and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

ABOUT GTT

We operate a global Tier 1 IP network with one of the most interconnected Ethernet service platforms around the world. We provide highly reliable, scalable and secure cloud networking services. As of December 31, 2013, our customer base was comprised of over 2,000 businesses, and we provide services in over 100 countries. We have designed, delivered, and subsequently managed services in all six populated continents around the world.

We have deployed network assets in North America, Europe and Asia to provide Dedicated Internet Access, IP Transit and Ethernet Transport services. We have approximately 200 Points of Presence (PoPs) and network connectivity in all major U.S. cities and European cities, and we have established Ethernet hubs with various carriers and multiple connections to other Tier 1 IP providers. The GTT backbone network is built using a multi-layer design developed to offer the highest level of performance and reliability. Our private optical long-haul network provides the foundation for a Layer 2 Ethernet-over-MPLS mesh between core backbone routers in each city. This same infrastructure also provides dedicated data transport services to customers in GTT’s backbone cities. Additionally, we have over 800 supplier relationships worldwide from which we source bandwidth and other services and combine our own network assets to meet our customers’ requirements. Through our extensive supplier relationships, our customers have access to an array of service providers without having to manage multiple contracts.

Our service expansion is largely customer-driven. Because our markets are highly competitive, we believe that personal relationships and quality of service delivery remain important in winning new and repeat customer business. We sell our services largely through a direct sales force located across the globe, as well as through agent channel relationships, with a principal concentration in the United States and the United Kingdom.

Our executive offices are located at 8484 Westpark Drive, Suite 720, McLean, Virginia 22102, and our telephone number is (703) 442-5500. We maintain an Internet website at www.gtt.net. Information contained on, or that can be accessed through, our website is not part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale by us of the securities pursuant to this prospectus for general corporate purposes, which may include, among other things, repayment of indebtedness, funding future acquisitions, strategic investments, stock repurchases, capital expenditures and working capital. Pending such use, we may temporarily invest net proceeds in short-term, interest bearing, investment-grade securities.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description is a general summary of the terms of the shares of common stock or shares of preferred stock that we may issue from time to time pursuant to this prospectus. When we offer one or more of these securities in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed superseded by the terms set forth in that prospectus supplement.

The summary descriptions in this prospectus and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to our certificate of incorporation and by-laws, each as amended to date, the Delaware General Corporation Law, or DGCL, and any other documents referenced in such summary descriptions and from which such summary descriptions are derived.

If any common stock or preferred stock we offer are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so indicate.

Capital Stock

Our authorized capital stock consists of 80,000,000 shares of common stock, $0.0001 par value per share, and 5,000 shares of preferred stock, $0.0001 par value per share. As of March 18, 2014, there were:

•	23,615,566 shares of common stock outstanding; and

•	no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative voting rights. Any election at a meeting of stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote at the election, and all other matters are generally determined by a majority of the votes cast on the matter. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available. In the event of we liquidate, dissolve or wind up, after payment of all of our debts and liabilities, and subject to the preferential rights, if any, of any outstanding preferred stock, the holders of our common stock are entitled to share ratably in all assets. Our common stock has no preemptive or conversion rights or other subscription rights, and there are no redemptive or sinking funds provisions applicable to the our common stock. We have received full payment for all outstanding shares of our common stock and cannot require our stockholders to make further payments on the stock.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, as amended, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NYSE MKT rules), to designate and issue up to 5,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

We will fix the designations, powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us, of our common stock or of any other class of our stock ranking junior to the shares of such series as to dividends or upon liquidation (including, but not limited to, at such times as there are arrearages in the payment of dividends or sinking fund installments);

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	the status as to reissuance or sale of shares of any preferred stock redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Stock Options, Warrants and Convertible Preferred Stock

As of March 31, 2014, we have reserved 5,051,666 shares of common stock for issuance under our equity compensation plans and upon exercise of outstanding stock options and warrants. Of this number, we have reserved 1,719,574 shares for issuance upon exercise of outstanding options that we previously granted under our stock option plans, 987,932 shares for issuance upon exercise of options that we may grant in the future under our stock option plans and 2,344,160 shares for issuance upon exercise of outstanding warrants.

Certificate of Incorporation and Bylaw Provisions

See “Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and Bylaws—Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law” for a description of provisions of our certificate of incorporation and bylaws which may have the effect of delaying changes in our control or management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Co. Its address and telephone number are 59 Maiden Lane Plaza Level, New York, NY 10038 and (800) 937-5449, respectively. The transfer agent for any series of preferred stock that we may offer pursuant to this prospectus will be named and described in the prospectus supplement for that series.

DESCRIPTION OF DEBT SECURITIES

The following description is a general summary of the terms of the debt securities we may issue from time to time pursuant to this prospectus. When we offer debt securities in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. If any particular terms of a debt security described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed superseded by the terms set forth in that prospectus supplement.

As required by Federal law for all bonds and notes of companies that are publicly offered, any debt securities we issue will be governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on behalf of the holders of the debt securities, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce holders’ rights against us if we default. There are some limitations on the extent to which the trustee acts on holders’ behalf, described in the second paragraph under “Description of Debt Securities—Events of Default.” Second, the trustee performs certain administrative duties, such as sending interest and principal payments to holders.

The summary descriptions in this prospectus and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each debt security and are qualified in their entirety by reference to the related indenture and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. We urge you to read the applicable indenture, which will be filed with the SEC at the time of any offering of debt securities, because it, and not this description, will define the rights of holders of such debt securities.

If any debt securities we issue are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so indicate.

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	the provisions, if any, relating to conversion or exchange of any securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities. (Section 2.2)

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series. The debt securities may be secured or unsecured obligations. Unless the prospectus supplement states otherwise, principal, interest and premium, if any, will be paid by us in immediately available funds.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The indenture may provide that any debt securities proposed to be sold pursuant to this prospectus and the applicable prospectus supplement relating to such debt securities (“offered debt securities”) and any debt securities issuable upon conversion or exchange of other offered securities (“underlying debt securities”) may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of, or interest or premium, if any, on, debt securities will include additional amounts if required by the terms of the debt securities.

Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture may also provide that there may be more than one trustee thereunder, each with respect to one or more different series of securities issued thereunder. See “Description of Debt Securities—Resignation of Trustee” below. At a time when two or more trustees are acting under an indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under an indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under an indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the related prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Payment and Paying Agents

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, often approximately two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Transfer

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7) You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

Holders of debt securities of any series will have rights if an Event of Default occurs in respect of the debt securities of such series and is not cured, as described later in this subsection. The term “Event of Default” in respect of the debt securities of any series means any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any debt security of that series at its maturity;

•	default in the deposit of any sinking fund payment, when and as due;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or the Company and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of the Company; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right of power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the debt securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each securityholder of the debt securities of that series notice of a Default or Event of Default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification or Waiver

We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Trustee

We intend to name the indenture trustee for each series of indenture securities in the related prospectus supplement.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law). (Section 10.10)

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of our preferred stock or debt securities. The following description is a general summary of the terms of the warrants we may issue from time to time pursuant to this prospectus. When we offer warrants in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. If any particular terms of a warrant described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed superseded by the terms set forth in that prospectus supplement.

Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The summary descriptions in this prospectus and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each warrant and are qualified in their entirety by reference to the related warrant agreement, warrant certificate and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. We urge you to read the applicable warrant agreement and related warrant certificate, which will be filed with the SEC at the time of any offering of warrants, because they, and not this description, will define the rights of holders of such warrants.

If any warrants we issue are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so indicate.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue shares of our common stock or shares of our preferred stock will describe the terms of the common share warrants and preferred share warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the shares of common stock or shares of preferred stock that may be purchased upon exercise of the warrants;

•	the terms for changes or adjustments to the exercise price of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or shares of preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. No adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of our property in its entirety or substantially in its entirety, the holder of each outstanding equity warrant shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which the equity warrant was exercisable immediately prior to such transaction.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	the terms for changes or adjustments to the exercise price of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash such principal amount of securities or shares of stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Until a holder exercises the warrants to purchase our shares of common stock, shares of preferred stock or debt securities, the holder will not have any rights as a holder of our shares of common stock, shares of preferred stock or debt securities, as the case may be, by virtue of ownership of warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue units comprising one or more securities described in this prospectus in any combination. The following description is a general summary of the terms of the units we may issue from time to time pursuant to this prospectus. When we offer units in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. If any particular terms of a unit described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed superseded by the terms set forth in that prospectus supplement.

Each series of units will be issued under a separate unit agreement to be entered into between us and a bank or trust company, as unit agent. The unit agent will act solely as our agent in connection with the units and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of units.

The summary descriptions in this prospectus and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each unit and are qualified in their entirety by reference to the related unit agreement and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. We urge you to read the applicable unit agreement, which will be filed with the SEC at the time of any offering of units, because it, and not this description, will define the rights of holders of such warrants.

If any units we issue are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so indicate.

General

We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which we issue a unit may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other material terms of the units and their constituent securities.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Preferred Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

GLOBAL SECURITIES

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

SELLING STOCKHOLDERS

We are registering for resale certain shares of our common stock, which may be sold from time to time by the selling stockholders. The selling stockholders will be certain of our officers, directors and 5% or greater stockholders who will be identified in one or more prospectus supplements at the time they offer their shares pursuant to this prospectus and, in each case, their pledgees, donees, transferees or other successors-in-interest. The selling stockholders may sell some, all or none of the shares of common stock as they deem appropriate, and they are under no obligation to sell any of their shares.

The shares of common stock that may be offered by the selling stockholders include shares of common stock acquired by them prior to the date of this prospectus, either directly from the Company in private purchases or in open market transactions. Any prospectus supplement that includes any shares to be offered and sold by a selling stockholders will include information with respect to the number of shares of our common stock owned by such selling stockholder prior to this offering, the number of shares that may be offered pursuant to this prospectus and the prospectus supplement by such selling stockholder, and the number of shares of our common stock and the percentage of our common stock to be owned by such selling stockholder after completion of this offering, assuming that all shares offered by the selling stockholder are sold as contemplated herein.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that the securities will necessarily be offered or sold. We may sell the securities separately or together:

•	through one or more underwriters in a public offering and sale by them;

•	directly to investors (in those jurisdictions where we are authorized to do so); and/or

•	through agents.

We may distribute the securities from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NYSE MKT in the case of our common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

We will describe the method of distribution of the securities and the terms of the offering in the applicable prospectus supplement.

If underwriters are used for the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We or the selling stockholders may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution. Any underwriter or agent involved in the offer and sale of the securities will be named in the related prospectus supplement.

We also may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon the terms and conditions described in the related prospectus supplement. Underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

If dealers are used in the sale of securities, the securities will be sold to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. Offers to purchase the securities directly may be solicited, and we or the selling stockholders may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If agents are used in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we or the selling stockholders sell directly, no underwriters, dealers or agents would be involved. Neither we nor the selling stockholders will not make an offer of securities in any jurisdiction that does not permit such an offer.

From time to time, each of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by each of them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of the selling stockholder’s shares offered pursuant to this prospectus will decrease as and when it takes such action. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus and any applicable prospectus supplement may be delivered in connection with the short sales and the shares offered pursuant to this prospectus may be used to cover short sales.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the donees, transferees, assignees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time pursuant to this prospectus after we have filed any necessary supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the donee, pledgee, transferee, assignee or other successor in interest as a selling stockholder pursuant to this prospectus.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be stated in the related prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the applicable securities laws.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them may be deemed to be underwriting discounts and commissions.

Shares of our Common Stock are quoted on the NYSE MKT. In connection with any offering of securities, the underwriters may purchase and sell securities in the open market and engage in over-allotment transactions, short-covering transactions, penalty bids and stabilizing transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales of securities in excess of the offering size of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Short-covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. We make no representation as to the direction or magnitude of any affect that such transactions may have on the price of the securities.

We or the selling stockholders may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us or the selling stockholders on a future date at a specific price. This type of contract may be made only with institutions specially approved by us or the selling stockholders. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

The selling stockholders may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with a selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. The selling stockholders may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those shares of common stock. The selling stockholders may also loan or pledge the common stock offered by the selling stockholders pursuant to this prospectus to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the common stock so pledged.

Each series of securities will be a new issue of securities. Our common stock is listed on the NYSE MKT. Unless otherwise specified in the applicable prospectus supplement, the securities will not be listed on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice.

Underwriters, dealers and agents may be entitled, under agreements entered into with us or the selling stockholders to indemnification by us or the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such underwriters, dealers or agents related to such civil liabilities. The selling stockholders have agreed to indemnify us against specified liabilities.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with us and perform other services for us in the ordinary course of business for which they may receive compensation.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE

COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws, as amended, contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 5,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholders Not Entitled to Cumulative Voting

Our amended and restated certificate of incorporation, as amended, does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

The provisions of Delaware law, our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws, as amended, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

VALIDITY OF THE SECURITIES

The validity of the securities offered and to be offered hereby and certain other legal matters will be passed upon for us by Kelley Drye & Warren LLP. Counsel for any underwriter or agent will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by CohnReznick LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws, as amended, included provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL, and to indemnify our directors and officers to the fullest extent permitted by Section 145 of the DCL, including circumstances in which indemnification is otherwise discretionary. These provisions may have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and our stockholders. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

            Shares

GTT Communications, Inc.

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Jefferies

William Blair

Co-Managers

Pacific Crest Securities

Craig-Hallum Capital Group

Drexel Hamilton

December    , 2014